Exhibit 10.1

EXECUTION

THIRD AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

Dated as of December 19, 2014

Among

COURIER CORPORATION

COURIER COMPANIES, INC.

COURIER PUBLISHING, INC.

COURIER KENDALLVILLE, INC.

COURIER PROPERTIES, INC.

NATIONAL PUBLISHING COMPANY

COURIER NEW MEDIA, INC.

DOVER PUBLICATIONS, INC.

RESEARCH & EDUCATION ASSOCIATION, INC.

MOORE-LANGEN PRINTING COMPANY, INC.

COURIER INTERNATIONAL HOLDINGS, LLC

FASTPENCIL, INC.

as Borrowers

and

CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.)

KEYBANK NATIONAL ASSOCIATION

JPMORGAN CHASE BANK, N.A.

TD BANK, N.A.

as Banks

and

CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.)

As Swing Line Lender and Issuing Bank

and

CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.)

As Sole Lead Arranger, Sole Bookrunner

and Administrative Agent

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND RULES OF INTERPRETATION	1
1.1	Definitions	1
1.2	Rules of Interpretation	17
SECTION 2.	THE REVOLVING LOANS	18
2.1	Revolving Loans	18
2.2	Loan Account	19
2.3	Reduction of Revolving Credit Commitment	20
2.4	Payment	20
2.5	Interest and Fees	21
2.6	Swing Line Commitment	27
2.7	Procedure for Swing Line Borrowing; Interest on Swing Line Loans	27
2.8	Refunded Swing Line Loans; Swing Line Loan Participations	28
2.9	Increase in Revolving Loan Maximum Amount	29
2.10	Letters of Credit	31
2.11	Increased Costs	38
2.12	Taxes	39
2.13	Mitigation	43
2.14	Defaulting Lenders	43
2.15	Replacement of Banks	47
SECTION 3.	REPRESENTATIONS AND WARRANTIES	47
3.1	Organization and Qualification	47
3.2	Corporate Authority	48
3.3	Valid Obligations	48
3.4	Approvals and Consents	48
3.5	Title to Properties; Absence of Liens	48
3.6	Compliance	49
3.7	Financial Statements	49
3.8	No Events of Default	50
3.9	Taxes	50
3.10	Litigation	50
3.11	Margin Rules	50
3.12	Restrictions on the Borrowers	50
3.13	ERISA	50
3.14	Intellectual Property; Franchises	51
3.15	Environmental and Regulatory Compliance	52
3.16	Labor Relations	53
3.17	Contracts with Affiliates, Etc.	54
3.18	Subsidiaries	54
3.19	Interdependence of Borrowers	54
3.20	Solvency	55
3.21	Compliance with OFAC Rules and Regulations; FCPA	55
3.22	Sale of Former Borrower Federal Marketing Corp	56
3.23	Representations and Warranties Relating to the Brazilian Subsidiaries	56

i

SECTION 4.	CONDITIONS OF LOANS	56
4.1	Conditions of Loans, Swing Line Loans and Letters of Credit	56
4.2	Conditions to all Revolving Loans, Swing Line Loans and Letters of Credit	57
SECTION 5.	COVENANTS	58
5.1	Financial Reporting	58
5.2	Conduct of Business; Compliance with Law	60
5.3	Maintenance and Insurance	60
5.4	Taxes	61
5.5	Limitation of Indebtedness	61
5.6	Guaranties	62
5.7	Restrictions on Liens	62
5.8	Merger, Acquisitions and Purchase and Sale of Assets	63
5.9	Investments and Loans	64
5.10	Sale of Notes	65
5.11	Restricted Payments	65
5.12	ERISA Compliance	66
5.13	Pension Plans	66
5.14	Notification of Default	67
5.15	Notification of Material Litigation	67
5.16	Inspection by the Agent and the Banks	67
5.17	Maintenance of Books and Records	68
5.18	Use of Proceeds	68
5.19	Transactions with Affiliates	68
5.20	Environmental Regulations	68
5.21	Fiscal Year	69
5.22	No Amendments to Certain Documents	69
5.23	No Termination of Certain Documents	69
5.24	Funded Debt Ratio	69
5.25	[Intentionally Omitted	69
5.26	Debt Service Coverage	69
5.27	Subsidiaries	69
5.28	Name Change	70
5.29	Anti-Corruption Laws; Sanctions	70
SECTION 6.	EVENTS OF DEFAULT; ACCELERATION	70
6.1		70
6.2		73
SECTION 7.	SET-OFF	74
7.1		74
7.2		74
SECTION 8.	CONCERNING THE AGENT AND THE BANKS.	74
8.1	Appointment and Authorization	74
8.2	Agent and Affiliates	75
8.3	Future Advances	75
8.4	Payments	76
8.5	Interest, Fees and Other Payments	76

8.6	Action by Agent	76
8.7	Consultation with Experts	77
8.8	Liability of Agent	77
8.9	Indemnification	77
8.10	Independent Credit Decision	77
8.11	Successor Agent	78
8.12	No Duties	78
SECTION 9.	COURIER AS AGENT FOR BORROWERS	78
SECTION 10.	MISCELLANEOUS	79
10.1	Written Notices	79
10.2	Term of Agreement	79
10.3	No Waivers	79
10.4	Further Assurances	79
10.5	Governing Law	79
10.6	Payments in Immediately Available Funds	80
10.7	Expenses and Indemnification for Costs (Other Than Taxes)	80
10.8	Amendments, Waivers, Etc.	81
10.9	Binding Effect of Agreement; Participations; Assignments	81
10.10	Computation of Interest and Fees	86
10.11	Entire Agreement	86
10.12	No Advisory or Fiduciary Relationship	86
10.13	Existing Loan Agreement Amended and Restated	87
10.14	Captions	87
10.15	Counterparts	87
10.16	Severability	87
10.17	Judgment Currency	88
10.18	WAIVER OF JURY TRIAL	88

EXHIBIT A-1	Form of Amended and Restated Revolving Credit Note

EXHIBIT A-2	Form of Amended and Restated Swing Line Note

EXHIBIT B	Disclosure

EXHIBIT C	Existing Indebtedness

EXHIBIT D	Form of Certificate of Chief Financial Officer

EXHIBIT E	[Intentionally Deleted]

EXHIBIT F	List of Subsidiaries

EXHIBIT G	Form of Flash Report

EXHIBITS H-1, H-2, H-3 and H-4	Forms of U.S. Tax Compliance Certificate

EXHIBIT I	Liens

THIRD AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is amended and restated as of December 19, 2014, among COURIER CORPORATION, a Massachusetts corporation (“Courier”), COURIER COMPANIES, INC., a Massachusetts corporation (“Companies”), COURIER PUBLISHING, INC., a Massachusetts corporation (“CPI”), COURIER KENDALLVILLE, INC., an Indiana corporation (“Kendallville”), COURIER PROPERTIES, INC., a Massachusetts corporation (“Properties”), NATIONAL PUBLISHING COMPANY, a Pennsylvania corporation (“Publishing”), COURIER NEW MEDIA, INC., a Massachusetts corporation (“New Media”), DOVER PUBLICATIONS, INC., a New York corporation (“Dover”), RESEARCH & EDUCATION ASSOCIATION, INC., a Delaware corporation (“REA”), MOORE-LANGEN PRINTING COMPANY, INC., an Indiana corporation (“M-L”), COURIER INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and FASTPENCIL, INC., a Delaware corporation (“FastPencil”) (Courier, Companies, CPI, Kendallville, Properties, Publishing, New Media, Dover, REA, M-L, Holdings and FastPencil being sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.) (“Citizens”), KEYBANK NATIONAL ASSOCIATION (“Key”), JPMORGAN CHASE BANK, N.A., (“JPM”), and TD BANK, N.A. (“TD”; and together with Citizens, Key and JPM, the “Banks”), and CITIZENS BANK, NATIONAL ASSOCIATION, executing this Agreement in the capacity of administrative agent for the Banks, Issuing Bank (the “Issuing Bank”) and Swing Line Lender (“Swing Line Lender”) (Citizens in its capacity as administrative agent being referred to herein as the “Agent”);

WHEREAS, the Borrowers, the Banks and the Agent are party to that certain Second Amended and Restated Revolving Credit Agreement dated as of May 23, 2008 (as amended, the “Existing Loan Agreement”);

WHEREAS, the Borrowers, the Banks and the Agent desire to amend and restate the Existing Loan Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Existing Loan Agreement shall be amended and restated to read in its entirety as follows:

SECTION 1.         DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Definitions.  As used herein

1.1.1       “Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

1.1.2       “Affiliate” means, with reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person; provided that the term “Affiliate” shall not include the Borrowers or any of their respective Subsidiaries.  For purposes of Sections 3.13, 5.12 and 5.13 hereof, “Affiliate” shall mean, within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) any member of a controlled group of corporations which includes a Borrower, (ii) any trade or business, whether or not incorporated, under common control with a Borrower, (iii) any member of an affiliated service group which includes a Borrower, and (iv) any member of a group treated as a single employer by regulation.

1.1.3       “Agent” means Citizens acting in the capacity as Agent for the Banks under this Agreement and the other Loan Documents, and includes (where the context so admits) any other Person or Persons succeeding to the functions of the Agent under those documents.

1.1.4       “Agent’s Head Office” means the head office of Agent located at 28 State Street, Boston, Massachusetts 02109.

1.1.5       “Agreement” means this Third Amended and Restated Revolving Credit Agreement, including the Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

1.1.6       “Annual Report” means Courier’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014 as filed with the Securities and Exchange Commission.

1.1.7       “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

1.1.8       “Assignee” shall have the meaning set forth in Section 10.10 hereof.

1.1.9       “Applicable Commitment Fee Margin” shall have the meaning set forth in Section 2.5.1(ii) hereof.

1.1.10     “Applicable L/C Fee Margin” shall have the meaning set forth in Section 2.5.1(ii) hereof.

1.1.11     “Applicable LIBOR Margin” shall have the meaning set forth in Section 2.5.1(ii) hereof.

1.1.12     “Applicable Prime Rate Margin” shall have the meaning set forth in Section 2.5.1(ii) hereof.

1.1.13     “Banks” means, collectively, (i) Citizens, (ii) Key, (iii) TD, (iv) JPM, and (v) each of the other financial institutions which may after the date hereof become a party to this Agreement as a Bank hereunder.

1.1.14     “Board” shall the meaning set forth in Section 1.1.58 hereof.

1.1.15     “Borrowers” shall have the meaning set forth in the preamble hereto.

1.1.16     “Borrowers’ Accountants” means independent certified public accountants reasonably acceptable to the Banks.  The Banks hereby acknowledge and agree that the Borrowers’ Accountants may include Deloitte & Touche LLP.

1.1.17     “Brazilian Subsidiaries” means collectively Digital Page Grafica é Editora S.A. and Courier Technologia em Servicos Graficaos Ltda.

1.1.18     “Business Day” means (i) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts or New York, New York, (ii) when such term is used to describe a day on which a borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Rate Loan, any day which is: (a) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (b) a London Banking Day; and (iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

1.1.19     “Cash Collateralize” means, with respect to any Letter of Credit, to pledge and deposit with or to the Agent, for the benefit of the Issuing Bank, cash as collateral for the L/C Obligations pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank.

1.1.20     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

1.1.21     “Code” means the Internal Revenue Code of 1986, as amended.

1.1.22     “Commitment Percentage” means, with respect to the Revolving Credit Commitment and the Swing Line Commitment, (i) in relation to Citizens 30%, (ii) in relation to Key 20%, (iii) in relation to JPM 20% and (iv) in relation to TD 30%, as each may be adjusted from time to time in accordance with Section 2.9 or Section 10.10.

1.1.23     “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C § 1 et seq.), as amended from time to time, and any successor statute.

1.1.24     “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

1.1.25     “Consolidated” means the relevant figures for the Borrowers and their respective Subsidiaries on a consolidated basis determined in accordance with GAAP.

1.1.26     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect

1.1.27     “Defaulting Lender” means, subject to Section 2.14(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank, any Swing Line Lender or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the

Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.  Any determination by the Agent that a Bank is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Lender (subject to Section 2.14(d)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Lender and each Bank.

1.1.28     “Default Rate” shall have the meaning set forth in Section 2.5.1 hereof.

1.1.29     “Dollars” and “$” mean lawful money of the United States of America.

1.1.30     “Drawing Amount” means the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

1.1.31     “EBIT” means, for any period, an amount equal to Consolidated Net Income for such period, (i) plus, to the extent deducted in computing such Consolidated Net Income, (a) interest on Indebtedness for borrowed money and (b) taxes, and (ii) to the extent included in computing such Consolidated Net Income, minus all extraordinary gains or plus all extraordinary losses, in each case net of any tax effect caused by such gains or losses (to the extent not already reflected in clause (i)(b) above).

1.1.32     EBITDA” means for any fiscal period, on a Consolidated basis, an amount equal to (i) EBIT for such period, plus (ii) without duplication and to the extent reducing Consolidated Net Income for such period, (a) all depreciation, amortization and other non-cash charges of the Borrowers and their respective Subsidiaries taken in accordance with GAAP and (b) all other non-cash expenses or losses (including stock-based compensation expenses relating to stock options, restricted stock and other compensation for employees, officers, managers or directors which is not payable in cash in such period), and minus (iii) to the extent included in Consolidated Net Income for such period, cash payments made during such period in respect of items described in clause (ii)(b) above subsequent to the fiscal period in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each a “Reference Period”) for any determination of Funded Debt Ratio or Debt Service Coverage, (x) if at any time during such Reference Period any Borrower or a Subsidiary of any Borrower shall have made a Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period, any Borrower or a Subsidiary of any Borrower shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions consummated in accordance with Section 5.8(ii) that involves the payment of consideration by the Borrowers and their Subsidiaries in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property in accordance with Section 5.8(iii) that yields proceeds to the Borrowers and their Subsidiaries in excess of $5,000,000.

1.1.33     “Effective Date” means the date on which the conditions specified in Section 4 are satisfied (or waived in accordance with Section 10.8).

1.1.34     “Encumbrances” shall have the meaning set forth in Section 5.7 hereof.

1.1.35     “Environmental Laws” shall have the meaning set forth in Section 3.15 hereof.

1.1.36     “ERISA” shall have the meaning set forth in Section 3.13 hereof.

1.1.37     “Event of Default” shall have the meaning set forth in Section 6.1 hereof.

1.1.38     “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Swing Line Loan or Letter of Credit pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan, Swing Line Loan or Letter of Credit or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12 and (d) any U.S. federal withholding Taxes imposed under FATCA.

1.1.39     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

1.1.40     “Foreign Lender” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

1.1.41     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks.

1.1.42     “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

1.1.43     “Funded Debt Ratio” shall have the meaning set forth in Section 5.24 hereof.

1.1.44     “GAAP” means generally accepted accounting principles (as in effect from time to time), consistently applied.

1.1.45     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

1.1.46     “Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and any Bank and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

1.1.47     “Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to any Bank under Hedging Contracts.

1.1.48     “Honor Date” means the date of any payment by the Issuing Bank under a Letter of Credit.

1.1.49     “Indebtedness” with respect to any Person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person, but excluding anything in the nature of capital stock, surplus capital and retained earnings, (ii) the face amount of all banker’s acceptances and of all letters of credit issued by any bank for the account of such Person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (a) to advance or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.

1.1.50     “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

1.1.51     “Insolvent” shall have the meaning set forth in Section 3.20 hereof.

1.1.52     Interest Payment Date” means, relative to any LIBOR Rate Loan having a LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having a LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.

1.1.53     “IRS” shall have the meaning set forth in Section 5.13 hereof.

1.1.54     “Issuing Bank” means Citizens acting in the capacity as Issuing Bank under this Agreement and the other Loan Documents, and includes (where the context so admits) any other Person or Persons succeeding to the functions of the Issuing Bank under those documents.

1.1.55     “LA Interest Payment Date” means, initially, the first day of January, 2015, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

1.1.56     “LA Interest Period” means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one, three or six months (as selected by the Borrower) later, and thereafter, each one, three or six month period (matching Borrower’s initial selection) ending on the day of such month that numerically corresponds to the Start Date.  If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.  Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date of the initial LIBOR Advantage Loan is made hereunder.

1.1.57     “L/C Advance” means, with respect to any Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage of the Revolving Credit Commitments.

1.1.58     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced pursuant to a Revolving Loan.

1.1.59     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

1.1.60     “L/C Obligations” means, as of any date of determination, with respect to the Revolving Loans, the Drawing Amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts in connection therewith, including the Unreimbursed Amounts.

1.1.61     “Letter(s) of Credit” shall have the meaning set forth in Section 2.10.1 hereof.

1.1.62     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

1.1.63     “Letter of Credit Expiration Date” means, with respect to each Letter of Credit, the day that is five (5) days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

1.1.64     “Letter of Credit Sublimit” means, with respect to the Revolving Loan, an amount not to exceed $10,000,000.00.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitment.

1.1.65     “LIBOR Advantage Loan” means any Loan bearing interest at a rate determined with reference to the LIBOR Advantage Rate.

1.1.66     “LIBOR Advantage Rate” means, relative to any LA Interest Period for a LIBOR Advantage Loan, the offered rate for delivery in two London Banking Days of deposits of Dollars for a term coextensive with the designated LA Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences.  If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day.  If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Agent may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York with comparable maturities or (b) accrue interest at a rate equal to the Agent’s Prime Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.  If any LIBOR Advantage Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

1.1.67     “LIBOR Advantage Rate Amount” means, in relation to any LA Interest Period, any portions of the principal amount of such Loans on which the Borrowers elect pursuant to Section 2.5.4(i) hereof to pay interest at a rate determined by reference to the LIBOR Advantage Rate.

1.1.68     “LIBOR Breakage Fee” shall have the meaning set forth in Section 2.5.6 hereof.

1.1.69     “LIBOR Interest Payment Date” means, relative to any LIBOR Rate Loan having a LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having a LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.

1.1.70     “LIBOR Interest Period” means, relative to any LIBOR Rate Loan:

(i)                                     initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.5.5(ii) or 2.5.5(iii) and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 2.5.5(ii) or 2.5.5(iii); and

(ii)                                  thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, two three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent pursuant to Section 2.5.5(iii) hereof;

provided, however, that

(a)           at no time may there be more than five (5) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;

(b)           LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(c)           LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrowers have or may incur Hedging Obligations with any Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d)           if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(e)           no LIBOR Interest Period may end later than the termination of this Agreement.

1.1.71     “LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which ICE Benchmark Administration or any successor administrator of LIBOR rates fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Agent cannot determine such offered rate, the Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities. If any LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

1.1.72     “LIBOR Rate Loan” means any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

1.1.73     “LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

1.1.74     “Loan” and “Loans” means any of the Revolving Loans as defined in Section 2.1.1 hereof.

1.1.75     “Loan Account” means the account or accounts on the books of the Agent in which will be recorded loans and advances made by the Banks to the Borrowers pursuant to this Agreement, payments made on such loans and other appropriate debits and credits as provided by this Agreement.

1.1.76     “Loan Documents” means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in Section 4 hereof), the Notes, the Swing Line Note, all Letter of Credit Applications, any allonges to the Notes delivered by the Borrowers, the disclosure letter of even date referred to on Exhibit B attached hereto, and any other agreements, instruments or documents referred to herein or therein and delivered in connection herewith, all schedules, exhibits and annexes thereto, and all amendments thereto.

1.1.77     “London Banking Day” means a day on which dealings in Dollars deposits are transacted in the London interbank market.

1.1.78     “Majority Banks” means those Banks whose aggregate Revolving Credit Commitments constitute at least fifty-one percent (51%) of the Revolving Credit Maximum Amount in effect at the relevant time of reference; provided, however that any Defaulting Lender’s Revolving Credit Commitment shall be deducted from the Revolving Credit Maximum Amount in determining whether the threshold 51% has been satisfied at any time.

1.1.79     “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or property of the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of any Borrower or any Subsidiary to perform its obligations under any Loan Document, and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Agent, the Banks, the Issuing Bank or the Swing Line Lender under any Loan Document.

1.1.80     “Net Income” means the Consolidated gross revenues of the Borrowers and their respective Subsidiaries for the period in question, less all expenses and other proper charges or credits (including taxes on income), all determined in accordance with GAAP, but in any event, excluding from Net Income:  (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Banks; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary, which term, for purposes of this clause (iii), shall be deemed to include a business entity in which any Borrower or any Subsidiary has an ownership interest of more than 20% but not more than 50%) in which any Borrower or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by such Borrower or such Subsidiary in the form of cash distributions; (iv) the proceeds of any life insurance policy; (v) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vi) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

1.1.81     “Non-Defaulting Lender” means, at any time, each Bank that is not a Defaulting Lender at such time

1.1.82     “Notes” shall have the meaning set forth in Section 2.1 hereof.

1.1.83     “Obligations” means any and all obligations of the Borrowers to the Agent or any Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising (including Hedging Obligations and L/C Obligations), regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.

1.1.84     “OFAC” shall have the meaning given in Section 3.21.

1.1.85     “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

1.1.86     “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

1.1.87     “Participant” shall have the meaning set forth in Section 10.10 hereof.

1.1.88     “PBGC” shall have the meaning set forth in Section 3.13 hereof.

1.1.89     “Pension Plan” and “Pension Plans” shall have the meanings set forth in Section 3.13 hereof.

1.1.90     “Permitted Acquisition” means any transaction made in compliance with Section 5.8(ii) hereof.

1.1.91     “Person” includes an individual, a company, a corporation, an association, a partnership, a limited liability company, a limited liability partnership, a joint venture, an unincorporated trade or business enterprise, a trust, an estate, or a Governmental Authority.

1.1.92     “Plan” and “Plans” shall have the meanings set forth in Section 3.13 hereof.

1.1.93     “Prime Rate” means a rate per annum equal to the rate of interest announced by the Agent in Boston, Massachusetts from time to time as its “Prime Rate.”  Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrowers acknowledge that the Agent may make loans to its customers above, at or below the Prime Rate.

1.1.94     “Prime Rate Loan” means any loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

1.1.95     “Rate Period” means the period beginning on the day following delivery to the Agent and the Banks of the financial statements required to be delivered pursuant to Section 5.1(ii) hereof (and pursuant to Section 5.1 (i) hereof in the case of the Borrowers’ fiscal year-end) and ending one day after the day on which the next such financial statements (as applicable) are delivered to the Agent and the Banks.

1.1.96     “Recipient” means (a) the Agent, (b) any Bank or (c) any Issuing Bank, as applicable.

1.1.97              “Reference Period” shall the meaning set forth in Section 1.1.27 hereof.

1.1.98              “Refunded Swing Line Loans” shall have the meaning set forth in Section 2.8 hereof.

1.1.99              “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

1.1.100       “Release” shall have the meaning set forth in Section 3.15 hereof.

1.1.101       “Report” shall have the meaning set forth in Section 5.1 hereof.

1.1.102       “Restricted Payments” means (i) any dividend or other distribution, direct or indirect, on or account of any shares of any class of capital stock of any Borrower except a dividend payable solely in shares of common stock or preferred stock of such Borrower; (ii) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of any Borrower, or of any warrants, rights or options to acquire any such shares, except to the extent the consideration therefor consists of shares of common stock or preferred stock of such Borrower; and (iii) any investment which is not permitted pursuant to Section 5.9 of this Agreement (the amount involved in any Restricted Payment made or committed for in property shall be the fair market value of such property on the date such Restricted Payment is made or committed for).

1.1.103       “Revolving Credit Commitment” means, in relation to any Bank, the maximum liability from time to time of such Bank to make Revolving Loans to the Borrowers upon the terms and subject to the conditions contained in this Agreement.

1.1.104       “Revolving Loans” shall have the meaning set forth in Section 2.1.1 hereof.

1.1.105       “Revolving Loan Maturity Date” means December 17, 2019.

1.1.106       “Revolving Loan Maximum Amount” means $100,000,000.  The Revolving Loan Maximum Amount may be decreased pursuant to Section 2.3 or increased pursuant to Section 2.9.

1.1.107       “Sanctions” shall have the meaning given in Section 3.21.

1.1.108       “Start Date” shall the meaning set forth in Section 1.1.39 hereof.

1.1.109       “Subsidiary” means, with reference to any Person, any corporation, association, joint stock company, business trust or other similar organization of whose total capital stock or voting stock such Person directly or indirectly owns or controls more than 50% thereof (or such lesser proportion of such capital stock or voting stock as may from time to time constitute a controlling interest in accordance with GAAP) or any partnership or other entity in which such Person directly or indirectly has more than a 50% interest or which is controlled directly or indirectly by such Person (or such lesser proportion of such shares of beneficial interest as may from time to time constitute a controlling interest in accordance with GAAP).

1.1.110       “Swing Line Commitment” means $15,000,000.

1.1.111       “Swing Line Lender” shall have the meaning set forth in Section 2.6 hereof.

1.1.112       “Swing Line Loans” shall have the meaning set forth in Section 2.6 hereof.

1.1.113       “Swing Line Note” means the Swing Line Note substantially in the form of Exhibit A-2 attached hereto.

1.1.114       “Swing Line Participation Amount” shall have the meaning set forth in Section 2.8(c) hereof.

1.1.115       “Tangible Net Worth” means the amount which is equal to the Consolidated net worth of the Borrowers and their respective Subsidiaries computed in accordance with GAAP and with inventory and cost of goods sold determined on a “last in, first out” basis, minus (i) any writeup in the book value of any asset of any Borrower or any Subsidiary of any Borrower resulting from revaluation thereof after the date of the Annual Report, but only to the extent any such writeup is not otherwise approved in advance by the Banks or not otherwise permitted by GAAP, (ii) the book value in accordance with GAAP, net of applicable reserves, of all intangible assets of the Borrowers and their respective Subsidiaries, if any, including, without limitation, goodwill, trademarks, trade names, copyrights, patents and any similar rights, and unamortized debt discount and expense, (iii) the value in accordance with GAAP, if any, attributable to any capital stock of any Borrower or any Subsidiary of any Borrower held in treasury, (iv) the value in accordance with GAAP, if any, attributable to any notes or subscriptions receivable due from stockholders in respect of capital stock, and (v) accounts with Affiliates (including receivables due from Affiliates).

1.1.116       “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.1.117       “Total Debt Service” means, in relation to the Borrowers and their respective Subsidiaries on a Consolidated basis for any period, all interest expense which has accrued in accordance with GAAP (whether actually paid or not), for such period, and all payments of principal scheduled to be paid during such period, on all obligations for borrowed money, capitalized leases or similar types of obligations, except for the principal amounts outstanding under the Revolving Loans.

1.1.118       “Total Funded Debt” means, in relation to the Borrowers and their respective Subsidiaries on a Consolidated basis for any period, all Indebtedness for borrowed money outstanding at the end of such period (including, without limitation, the Obligations and obligations in respect of letters of credit and capital leases).

1.1.119       “U.S. Borrower” means any Borrower that is incorporated or organized under the laws of a state of the United States.

1.1.120       “U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.1.121       “U.S. Subsidiary” means any Subsidiary domiciled in the United States.

1.1.122       “U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12.6(ii)(B)(3).

1.1.123       “Voting Shares” means, in relation to any particular corporation, any shares of any class in the capital of such corporation having by the terms thereof ordinary voting power to elect the majority of the board of directors of such corporation.

1.1.124       “Withholding Agent” means any Borrower and the Agent.

1.1.125       “Year-End Financial Statements” shall have the meaning set forth in Section 3.7 hereof.

1.2                               Rules of Interpretation.  For all purposes of this Agreement and the other Loan Documents, except as otherwise expressly provided herein or therein or unless the context otherwise requires:

(i)                                     references to any Person defined in this Section 1 refer to such Person and its permitted successor in title and assigns or (as the case may be) his permitted successors, assigns, heirs, executors, administrators and other legal representatives;

(ii)                                  references to any agreement, instrument or document defined in this Section 1 refer to such document as originally executed, or if subsequently amended, varied or supplemented from time to time, as so amended, varied or supplemented and in effect at the relevant time of reference thereto;

(iii)                               words importing the singular only shall include the plural and vice versa, and the words importing the masculine gender shall include the feminine gender and vice versa, and all references to dollars shall be United States dollars;

(iv)                              references to any law include any amendment or modification to such law;

(v)                                 the words “include,” “includes” and “including” are not limiting;

(vi)                              all terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein;

(vii)                           the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement;

(viii)                        accounting terms not otherwise defined in this Agreement or any of the other Loan Documents have the meanings assigned to them in accordance with GAAP;

(ix)                              references to “either Bank” or “either of the Banks” shall be deemed to be references to “each Bank”, “each of the Banks”, “any Bank” or “any of the Banks”, as the case may be;

(x)                                 references to “both Banks” or “both of the Banks” shall be deemed to be references to “all Banks” or “all of the Banks”, as the case may be; and

(xi)                              all of the obligations of the Borrowers under this Agreement or any other Loan Document shall be the joint and several obligations of the Borrowers; provided that to the extent that any Borrower does not qualify as an “eligible contract participant” under the Commodity Exchange Act at the time that a Hedging Obligation of any other Borrower is incurred, such Borrower shall not be jointly liable for such Hedging Obligation.

SECTION 2.                            THE REVOLVING LOANS

2.1                               Revolving Loans.

2.1.1                     Upon the terms and subject to the conditions of this Agreement, and in reliance upon the joint and several representations, warranties and covenants of the Borrowers made herein, each of the Banks severally agrees to make loans (the “Revolving Loans”) to the Borrowers at the Borrowers’ request from time to time, from and after the date hereof and prior to the Revolving Loan Maturity Date in such amounts as requested by the Borrowers up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment Percentage of the Revolving Credit Commitment; provided, that the maximum aggregate principal amount of Revolving Loans outstanding at any time (after giving effect to all amounts requested) plus the outstanding L/C Obligations and the outstanding Swing Line Loans shall not exceed the aggregate Revolving Credit Commitments of the Banks or the Revolving Loan Maximum Amount; and provided, further, that at the time the Borrowers request a Revolving Loan and after giving effect to the making thereof, there is not continuing any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.  The Revolving Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage.  If at any time the aggregate principal amount of all Loans then outstanding plus the outstanding L/C Obligations and the outstanding Swing Line Loans exceeds the Revolving Credit Commitments, then the Borrowers shall, upon demand by the Agent, pledge, assign and transfer to the Agent for the respective accounts of the Banks, cash collateral in the amount of such excess or repay the amount of such excess by prepaying Loans then outstanding.  Any such prepayments of LIBOR Rate Loans shall be accompanied by any amounts required to be paid pursuant to Section 2.5.6.  Failure to pledge, assign and transfer such collateral or make such payment within two (2) days after demand therefor shall be an Event of Default hereunder.

2.1.2                     All requests for Revolving Loans shall be in such form and shall be made in such manner as is consistent with the Agent’s customary practices.  The Revolving Loans shall be evidenced by separate Revolving Credit Notes of the Borrowers to each Bank substantially in the form of Exhibit A-1 attached hereto (collectively, the “Notes”), with appropriate insertions.  Revolving Loans shall be requested in a minimum amount of $100,000.00 and integral multiples of $50,000.00.

2.1.3                     Each Bank and the Agent shall, and is hereby irrevocably authorized by the Borrowers to, enter on the schedule forming a part of the respective Notes or otherwise in its records appropriate notations evidencing the date and the amount of each Loan and Letter of Credit and, as applicable, the interest rate applicable thereto and the date and amount of each payment of principal made by the Borrowers with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof.  Each Bank and the Agent is hereby irrevocably authorized by the Borrowers to attach to and make a part of the Notes a continuation of any such schedule as and when required.  No failure on the part of any Bank or the Agent to make any endorsement of a notation as provided in this Section 2.1.3 shall in any way affect any Loan, or the rights or obligations of the Agent, the Banks or the Borrowers with respect thereto.

2.2                               Loan Account.  The Agent shall enter Revolving Loans as debits in the Loan Account.  The Agent shall also record in the Loan Account all payments made by the Borrowers on account of Revolving Loans, and may also record therein, in accordance with customary accounting practices, other debits and credits, including customary banking charges and all interest, fees, charges and expenses chargeable to the Borrowers under this Agreement.  The debit balance of the Loan Account shall reflect the amount of the Borrowers’ Obligations to the Banks and the Agent from time to time by reason of Revolving Loans and other appropriate charges permitted hereunder.  Periodically, the Agent shall render a statement of account showing as of its date the debit balance of the Loan Account which, unless within thirty (30) days of the Borrowers’ receipt of such statement notice to the contrary is received by the Agent from the Borrowers, shall be considered prima facie evidence that it is correct and accepted by Borrowers in the absence of manifest error.

2.3                               Reduction of Revolving Credit Commitment.  The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $500,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice, or, as the case may be, terminated.  Promptly after receiving any notice of the Borrowers delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent, for the ratable account of each Bank, the full amount of any commitment fee then accrued pursuant to Section 2.5.2 hereof on the amount of the reduction.  If the Borrowers reduce the Revolving Credit Commitment hereunder, any commitment fee payable thereafter under Section 2.5.2 hereof shall be payable with respect to the Revolving Credit Commitment as so reduced or terminated.  No reduction of the Revolving Credit Commitment may be reinstated.

2.4                               Payment.

2.4.1                     Prepayment.

(i)                                     Prime Rate Loans and LIBOR Advantage Loans may be prepaid from time to time in whole or in part, without premium or penalty, provided that interest accrued on the amounts so prepaid to the date of such payment and all (if any) outstanding fees and charges in respect thereof must be paid at the time of any such prepayment.  Amounts so paid and other amounts may be borrowed and reborrowed from time to time as provided in Section 2.1 hereof.

(ii)                                  LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which the Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.  The Borrowers shall give the Agent, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

2.4.2                     Notwithstanding the foregoing, the Borrowers jointly and severally promise to pay on the Revolving Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Loan Maturity Date, all outstanding Revolving Loans and the Notes, together with all unpaid interest accrued thereon and all fees and other amounts due hereunder.  In the case of any partial prepayment of the Notes, the total amount of such partial prepayment shall be allocable between or among the Notes pro rata in accordance with the Commitment Percentage of each Bank.

2.4.3                     The Revolving Loan Maturity Date may be extended for one or more additional one-year periods as follows:

(i)                                     not sooner than ninety (90) and not later than forty-five (45) days prior to each anniversary of the date of this Agreement, the Borrowers may, by written notice to the Agent, request a one-year extension of the Revolving Loan Maturity Date, and the Agent shall forthwith inform each Bank of such request;

(ii)                                  each Bank shall thereafter have thirty (30) days after notice from the Agent regarding the Borrowers’ request to extend the Revolving Loan Maturity Date, to notify the Agent whether it will consent to the Borrowers’ request, and the Agent shall forthwith inform the Borrowers of each Bank’s decision;

(iii)                               if the Agent notifies the Borrowers that any Bank has elected not to consent to the Borrowers’ request or has failed to respond within such thirty (30) day period (such Bank a “Non-Consenting Bank”), then the Borrowers shall have the right to recommend to the Agent, within five (5) days after notice from the Agent, a replacement for the Non-Consenting Bank with another bank acceptable to the Agent and the remaining Bank(s);

(iv)                              if the Non-Consenting Bank is not replaced, or if all of the Banks have elected not to consent to the Borrowers’ request, or if the replacement bank is not acceptable to the remaining Bank(s), in each case prior to the Revolving Loan Maturity Date, then the Agreement shall be terminated on the then current Revolving Loan Maturity Date;

(v)                                 if the Non-Consenting Bank is so replaced or if all of the Banks have consented to the Borrowers’ request, then the Revolving Loan Maturity Date shall be extended for an additional one-year period; and

(vi)                              it is acknowledged and agreed by the parties hereto that upon any request for an extension of the Revolving Loan Maturity Date made by the Borrowers after the first anniversary of the date of this Agreement, the Banks shall have the right to review the interest rates and fees applicable to the Loans and require a modification thereof as a precondition to approving the requested extension of the Revolving Loan Maturity Date.

2.5                               Interest and Fees.

2.5.1                     (i) Except to the extent the Borrowers are permitted and have chosen the alternatives set forth in Sections 2.5.4 and/or 2.5.5 hereof, the entire unpaid principal (not at the time overdue) of each Revolving Loan shall bear interest at a rate per annum equal to the Prime Rate plus the Applicable Prime Rate Margin in effect from time to time.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, the unpaid balance of the Revolving Loans shall bear interest, to the extent permitted by law, at the annual rate of interest equal to three percent (3%) above the Prime Rate plus the Applicable Prime Rate Margin in effect on the first Business Day following the occurrence of such Event of Default (the “Default Rate”), which interest shall be compounded monthly and payable on demand.  Any change in the Prime Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Revolving Loans.  Except as provided in the second sentence of this Section 2.5.1, interest on Revolving Loans shall be payable monthly in arrears on the first Business Day of the next succeeding month, commencing on the first such date following the date hereof, with the final payment at maturity of the Revolving Loan.

(ii)                                  For purposes of this Section 2.5.1 and also Section 2.5.4 and Section 2.10.7 below, (w) the “Applicable Prime Rate Margin” shall be equal to the annual percentage determined for each Rate Period by reference to Table 1 below, (x) the “Applicable LIBOR Margin” shall be equal to the annual percentage determined for each Rate Period by reference to Table 1 below, (y) the “Applicable Commitment Fee Margin” shall be equal to the annual percentage determined for each Rate Period by reference to Table 1 below and (z) the “Applicable L/C Fee Margin” shall be equal to the annual percentage determined for each Rate Period by reference to Table 1 below:

Table 1

Funded Debt Ratio	Applicable Prime Rate Margin	Applicable LIBOR Margin	Applicable Commitment Fee Margin	Applicable L/C Fee Margin
a) greater than 2.5 to 1	0.00%	2.250%	0.375%	2.250%
b) greater than 2.0 to 1, but less than or equal to 2.5 to 1	0.00%	1.875%	0.325%	1.875%
c) greater than 1.5 to 1, but less than or equal to 2.0 to 1	0.00%	1.625%	0.250%	1.625%
d) greater than 1.0 to 1, but less than or equal to 1.5 to 1	0.00%	1.500%	0.200%	1.500%
e) less than or equal to 1.0 to 1	0.00%	1.250%	0.175%	1.250%

For purposes of determining the Applicable Prime Rate Margin, the Applicable LIBOR Margin, the Applicable Commitment Fee Margin and the Applicable L/C

Fee Margin, the Funded Debt Ratio will be tested quarterly based on the financial statements required to be delivered pursuant to Section 5.1(ii) hereof (and pursuant to Section 5.1(i) hereof in the case of the Borrowers’ fiscal year-end).  For purposes of determining the interest rate for any Rate Period hereunder, any interest rate change shall be effective five (5) days after the date on which the financial statements required to be delivered pursuant to Sections 5.1(i) or 5.1(ii), as applicable, are delivered to the Agent and the Banks, together with a notice to the Agent (which shall be verified by the Agent) specifying any change in the Applicable Prime Rate Margin, the Applicable LIBOR Margin and the Applicable Commitment Fee Margin, and if the Borrowers have failed to deliver the financial statements required to be delivered by them pursuant to Sections 5.1(i) or 5.1(ii), as applicable, the Applicable Prime Rate Margin, the Applicable LIBOR Margin, the Applicable Commitment Fee Margin and the Applicable L/C Fee Margin shall automatically be increased to 0.50%, 2.250%, 0.375% and 2.250%, respectively, until five (5) days after such financial statements are delivered.

2.5.2                     The Borrowers jointly and severally agree to pay to the Agent for the account of the Banks, to be allocated between the Banks in accordance with their Commitment Percentages, a fee on the daily average unused amount of the Revolving Credit Commitment from time to time available during the period commencing on the date hereof and ending on the Revolving Loan Maturity Date (as the same may be extended pursuant to Section 2.4.3 hereof), in accordance with the Applicable Commitment Fee Margin, and payable quarterly in arrears on the last day of each March, June, September and December in each year, commencing on the first such date following the date hereof, and also payable on the date on which such Revolving Credit Commitment shall terminate in full hereunder.

2.5.3                     The Borrowers jointly and severally agree to pay to the Agent for the account of the Banks, to be allocated among the Banks in accordance with their Commitment Percentages, any and all reasonable charges customarily made by banks against borrowers.

2.5.4                     LIBOR Advantage Loans.

(i)                                     At the option of the Borrowers, so long as there is not then continuing any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, the Borrowers may request LIBOR Advantage Loans in accordance with the terms hereof; provided, however, that only Swing Line Loans may be LIBOR Advantage Loans.

(ii)                                  By delivering a borrowing request to the Agent on or before 12:00 p.m., Boston time, on a Business Day, the Borrowers may from time to time irrevocably request that a LIBOR Advantage Rate Loan be made on the date of such request in a minimum amount of $100,000.00 and integral multiples of $50,000.00.  The Borrower agrees that each request submitted to the Agent requesting a LIBOR Advantage Loan shall be accompanied by a written notice of the Borrowers specifying the amount of the requested LIBOR Advantage Loan and, with respect to the initial request, the duration of the proposed LA Interest Period (which must be for one, three, or six months, which shall thereupon become the duration for each subsequent LA Interest Period hereunder, and which shall expire not later than the Revolving Loan Maturity Date).  Except as otherwise set forth herein and subject to expiration no later than the Revolving Loan Maturity Date, any such election of a LIBOR Advantage Loan shall be automatically extended at the end of the expiring LA Interest Period for the same LA Interest Period as selected on the date of this Agreement.

(iii)                               Except as otherwise provided herein, each day during an LA Interest Period if there are amounts outstanding under a LIBOR Advantage Loan, interest shall accrue on such outstanding amount based on a rate per annum equal to the sum of the LIBOR Advantage Rate for such day plus the Applicable LIBOR Margin.  Unpaid interest accrued during an LA Interest Period shall be due and payable on each LA Interest Payment Date and on the Revolving Loan Maturity Date.  Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(iv)                              By delivering a conversion notice to the Agent on or before 10:00 a.m., Boston time, on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion, in an aggregate minimum amount of $100,000 and integral multiples of $50,000, of any LIBOR Advantage Loan be converted on any day into a LIBOR Rate Loan, with a LIBOR Interest Period of one, two, three or six months; provided, however, that no portion of the outstanding principal amount of any LIBOR Advantage Loans may be converted to LIBOR Rate Loans when any Event of Default has occurred and is continuing and provided, further, that all accrued interest on the principal amount of any LIBOR Advantage Loan to be converted hereunder shall be paid in full.

(v)                                 The Agent shall send a monthly billing notice to the Borrowers in accordance with its customary practice which also sets forth the applicable LIBOR Advantage Rate.  Each such notice shall, absent manifest error, be conclusive and binding upon the Borrowers.

2.5.5                     LIBOR Rate Loans.

(i)                                     At the option of the Borrowers, so long as there is not then continuing any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, the Borrowers may request LIBOR Rate Loans in accordance with the terms hereof.

(ii)                                  By delivering a borrowing request to the Agent on or before 10:00 a.m., New York time, on a Business Day, the Borrowers may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $100,000 and integral multiples of $50,000, with a LIBOR Interest Period of one, two, three or six month(s).  On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan shall be made available to the Borrowers no later than 11:00 a.m. New York time on the first day of the applicable LIBOR Interest Period by deposit to the account of the Borrowers as shall have been specified in its borrowing request.

(iii)                               By delivering a conversion notice to the Agent on or before 10:00 a.m., New York time, on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all or any portion of any LIBOR Rate Loan, in an aggregate minimum amount of $100,000 and integral multiples of $50,000 be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to, or be continued as, a LIBOR Rate Loan when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to a LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligation.  In the absence of delivery of a conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically continue as a LIBOR Rate Loan with the same LIBOR Interest Period.

(iv)                              Except as otherwise provided herein, interest on the outstanding principal amount of a LIBOR Rate Loan shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the Applicable LIBOR Margin, and be due and payable on each LIBOR Interest Payment Date and on the Revolving Loan Maturity Date.

(v)                                 LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan.  Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period or may be converted to a Prime Rate Loan at the Borrowers’ discretion, provided that if the circumstances set forth in Section 2.5.5(iii) apply, such LIBOR Rate Loan shall automatically be converted to a LIBOR Rate Loan with the same LIBOR Interest Period.

2.5.6                     Upon: (i) any default by the Borrowers in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following the Borrowers’ delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrowers shall pay an amount (the “LIBOR Breakage Fee”), as calculated by the Agent, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that the Agent and the Banks may sustain as a result of such default or payment.  The Borrowers understand, agree and acknowledge that: (i) no Bank has any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Banks.  The Borrowers further agree to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Banks elect to purchase, sell and/or match funds.

2.5.7                     If any Bank shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of such Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until such Bank, through the Agent, shall notify the Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

2.5.8                     In the event that the Borrowers shall have requested a LIBOR Rate Loan in accordance with Section 2.5.5(ii) or 2.5.5(iii) and the Agent, in its sole discretion, shall have determined that Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Banks in the London interbank market; or by reason of circumstances affecting any Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects such Bank’s cost of funding loans; upon notice from such Bank to the Borrowers, the obligations of the Agent under Section 2.5.5(ii) and Section 2.5.5(iii) to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until such Bank, through the Agent, shall notify the Borrowers that the circumstances causing such suspension no longer exist.

2.5.9                     Notwithstanding anything to the contrary herein, if at any time, whether as a result of any Change in Law, subsequent transactions by the Borrowers, changes in the ratio of Indebtedness of the Borrowers to Tangible Net Worth or otherwise, the Agent, the Issuing Bank or any Bank is deemed to be involved in a so-called “highly leveraged transaction” by virtue of its having extended or its maintaining the Loans, then the Agent shall notify the Borrowers thereof.  The Agent, the Issuing Bank or such Bank and the Borrowers shall thereupon commence negotiations in good faith to agree on the extent to which fees, interest rates and/or margins hereunder should be increased so as to reflect the Agent’s, the Issuing Bank’s or such Bank’s involvement in a “highly leveraged transaction.”  If the Borrowers and the Agent, the Issuing Bank or such Bank agree on the amount of such increase or increases, this Agreement shall be promptly amended to give effect to such increase or increases.  If the Borrowers and the Agent, the Issuing Bank or such Bank fail so to agree within thirty (30) days after the date on which the Borrowers receive notice from the Agent, the Issuing Bank or such Bank as provided above, then the Agent, the Issuing Bank and the Banks may, at their option, at any time thereafter by notice to the Borrowers, terminate the Revolving Credit Commitment and the Swing Line Commitment, effective not less than one hundred and twenty (120) days after the giving of such notice of termination, and on the effective date of such termination the commitment to make Loans and Swing Line Loans and to issue Letters of Credit hereunder shall terminate and the Notes and the Swing Line Note shall become due and payable in full and the outstanding Letters of Credit shall terminate.

2.5.10              The Borrowers authorize the Agent and each Bank to charge to the Loan Account or, without double-charging, to any deposit account which the Borrowers may maintain with the Agent or such Bank, the interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith.

2.6                               Swing Line Commitment.  Subject to the terms and conditions hereof, Citizens (in such capacity, the “Swing Line Lender”) agrees to make available to the Borrowers a portion of the credit otherwise available to the Borrowers hereunder from time to time prior to the Revolving Loan Maturity Date by making swing line loans (“Swing Line Loans”) to the Borrowers, jointly and severally, in an aggregate principal amount not to exceed at any one time outstanding the Swing Line Commitment; provided that (a) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Loans hereunder, may exceed the Swing Line Commitment then in effect) and (b) the Borrowers shall not request, and the Swing Line Lender shall not be obligated to make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Loans, L/C Obligations and the Swing Line Loans exceed the Revolving Loan Maximum Amount.  Prior to the Revolving Loan Maturity Date, the Borrowers may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall bear interest solely by reference to the LIBOR Advantage Rate.  The Borrowers may use the proceeds of Revolving Loans from time to time to repay any outstanding Swing Line Loans.  The Borrowers, jointly and severally, shall repay all outstanding Swing Line Loans on the Revolving Loan Maturity Date.  On the date of this Agreement, the Borrowers shall deliver to the Swing Line Lender a Swing Line Note to evidence the Swing Line Loans from time to time made by the Swing Line Lender to the Borrowers hereunder.

2.7                               Procedure for Swing Line Borrowing; Interest on Swing Line Loans.  Whenever the Borrowers desire that the Swing Line Lender make Swing Line Loans under Section 2.6 hereof, the Borrowers shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., Boston time, on the proposed borrowing date), specifying (a) the amount to be borrowed and, (b) the requested borrowing date (which shall be a Business Day prior to the Revolving Loan Maturity Date); and not later than 3:00 P.M., Boston time, on the borrowing date specified in the notice in respect of Swing Line Loans, the Swing Line Lender shall make the proceeds of such Swing Line Loan available to the Borrowers on such borrowing date in accordance with the instructions of the Borrowers.  The Borrowers, jointly and severally, shall pay interest on the unpaid balance of the Swing Line Loans from time to time outstanding at a per annum rate equal to the LIBOR Advantage Rate.  Interest on the Swing Line Loans shall be payable monthly on the LA Interest Payment Date until all of the Indebtedness of the Borrowers to the Swing Line Lender hereunder shall have been paid in full.

2.8                               Refunded Swing Line Loans; Swing Line Loan Participations.  (a) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, but in any event on the last Business Day of each week, may, on behalf of the Borrowers (which hereby irrevocably direct the Swing Line Lender to act on their behalf) on one Business Day’s notice given by the Swing Line Lender no later than 12:00 noon, Boston time, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan in an amount equal to such Bank’s Commitment Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  Unless any of the events described in Section 6.1(vi), (vii) or (viii) shall have occurred and be continuing (in which case the procedures of Section 2.8(c) shall apply), each Bank shall make the amount of such Revolving Loan available to the Agent at its office in immediately available funds, not later than 10:00 A.M., Boston time, one Business Day after the date of such notice.  The proceeds of such Revolving Loan shall be immediately applied by the Swing Line Lender to repay the Refunded Swing Line Loans.  Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall be outstanding as Revolving Loans and owed to the Banks in accordance with their respective Commitment Percentages.  The Borrowers irrevocably authorize the Swing Line Lender to charge the Borrowers’ accounts with the Agent (up to the amount available in each such account) to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Banks are not sufficient to repay all such Refunded Swing Line Loans.

(b)                                 The making of any Swing Line Loan hereunder shall be subject to the satisfaction of the applicable conditions precedent thereto set forth in Section 4.2.  The Swing Line Lender shall notify the Borrowers of its election not to make Swing Line Loans hereunder as a result of the failure to satisfy such conditions precedent, unless an Event of Default of the type specified in Section 6.1(vi), (vii) or (viii) shall have occurred and be continuing.

(c)                                  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.1.1 hereof one of the events described in Section 6.1(vi), (vii) or

(viii) shall have occurred and be continuing, each Bank shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.8(a) (the “Refunding Date”), purchase an undivided participating interest in an amount equal to (i) its Commitment Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Loans (the “Swing Line Participation Amount”).  On the Refunding Date, each Bank shall transfer to the Swing Line Lender, in immediately available funds, such Banks’ Swing Line Participation Amount, and upon receipt thereof the Swing Line Lender shall deliver to such Bank a Swing Line Loan participation certificate dated the date of the Swing Line Lender’s receipt of such funds in such Swing Line Participation Amount, and otherwise in form and substance satisfactory to the Swing Line Lender and such Bank.

(d)                                 Whenever, at any time after the Swing Line Lender has received from any Bank such Banks’ Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Bank will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e)                                  Each Bank’s obligation to make the Loans referred to in Section 2.8(a) and to purchase a participating interest pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrowers may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4.2; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by the Borrowers or any other Bank; or (v) any other circumstances, happening or event whatsoever, whether or not similar to any of the foregoing.

2.9                               Increase in Revolving Loan Maximum Amount.

2.9.1                     Request for Increase.  Provided (i) there exists neither an Event of Default nor any condition which would, with notice or the lapse of time, or both, constitute an Event of Default, (ii) the Borrowers have delivered to the Agent evidence that the increase contemplated by this Section 2.9 has been duly authorized by all necessary corporate action, and (iii) the Borrowers have delivered to the Agent a legal opinion of in-house or special counsel with respect to the due authorization of the increase contemplated by this Section 2.9, then, upon notice to the Agent (which shall promptly notify the Banks), the Borrowers may from time to time request an increase in the Revolving Loan Maximum Amount by an amount not exceeding $100,000,000 in the aggregate for all such requests.  At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

2.9.2                     Bank Elections to Increase.  Each Bank shall notify the Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase.  Any Bank not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

2.9.3                     Notification by Agent; Additional Banks.  The Agent shall notify the Borrowers and each Bank of the Banks’ responses to each request made hereunder.  In the event that the aggregate amount of the increases agreed to by the Banks (including those Banks willing to agree to an increase in their Revolving Credit Commitments in amounts greater than their Commitment Percentages) is less than the amount of increase requested by the Borrowers, then, to achieve the full amount of the requested increase, additional financial institutions approved by the Agent and the Borrowers may become Banks pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel and by Courier and its counsel on behalf of the Borrowers.

2.9.4                     Effective Date and Allocations.  If the Revolving Loan Maximum Amount is increased in accordance with this Section 2.9, the Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Borrowers and the Banks of the final allocation of such increase and the Increase Effective Date.

2.9.5                     Conditions to Effectiveness of Increase.  As a condition precedent to such increase, each Borrower shall deliver to the Agent a certificate of such Borrower, dated as of the Increase Effective Date (in sufficient copies for each Bank), signed by the chief financial officer or treasurer of such Borrower, (i) certifying and attaching the resolutions adopted by such entity approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 3 of the Agreement, and the representations and warranties in each other Loan Document, are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) neither an Event of Default nor any condition, which would, with notice or the lapse of time, or both, constitute an Event of Default, exists.

2.10                        Letters of Credit.

2.10.1              Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, the Issuing Bank agrees (a) (1) from time to time on any Business Day during the period from the date hereof until the applicable Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of any of the Borrowers under this Agreement (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.10.1(ii)(b) below, and (2) to honor drafts under the Letters of Credit; and (b) the Banks severally agree to participate in Letters of Credit; provided, that the Issuing Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if, as of the date of such L/C Credit Extension and after giving effect to such request, (w) the outstanding Revolving Loans plus the outstanding Swing Line Loans and the outstanding L/C Obligations relating to Letters of Credit would exceed the Revolving Credit Commitment; (x) the outstanding Revolving Loans of any Bank plus such Bank’s Commitment Percentage of the outstanding L/C Obligations relating to Letters of Credit exceeds such Bank’s Revolving Credit Commitment, or (y) the outstanding L/C Obligations relating to Letters of Credit would exceed the applicable Letter of Credit Sublimit.

(ii)                                  The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(a)                                 any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Bank in good faith deems material to it;

(b)                                 subject to Section 2.10.2(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(c)                                  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(d)                                 the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or

(e)                                  such Letter of Credit is in an initial amount less than $100,000, or is to be used for a purpose other than working capital and general corporate purposes or denominated in a currency other than Dollars.

(iii)                               The Issuing Bank shall be under no obligation to amend any Letter of Credit if (a) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (b) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

2.10.2              Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Issuing Bank in the form of a Letter of Credit Application, appropriately completed and signed by a responsible officer of such Borrower as set forth below.  Such Letter of Credit Application must be received by the Issuing Bank not later than 1:00 p.m. (Boston time), at least two (2) Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

(a)                                 In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (1) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (2) the amount thereof; (3) the expiry date thereof; (4) the name and address of the beneficiary thereof; (5) the documents to be presented by such beneficiary in case of any drawing thereunder; (6) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (7) such other matters as the Issuing Bank may require; and

(b)                                 in the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Issuing Bank may require in accordance with the Issuing Bank’s usual and customary practices effective as of the time of such request.

(ii)                                  Upon the Issuing Bank’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Commitment Percentage times the face amount of such Letter of Credit.

(iii)                               If a Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the Borrowers shall not be required to make a specific request to the Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Issuing Bank shall, subject to the terms and conditions set forth herein, permit the renewal of such Letter of Credit to an expiry date not later than the applicable Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if it has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof by reason of the provisions of Section 2.10.1(ii) or otherwise).

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

2.10.3              Drawings and Reimbursements of Letters of Credit; Funding and Repayment of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the applicable Borrower and the Agent thereof.  Not later than 1:00 p.m. (Boston time) on the Honor Date, such Borrower shall reimburse the Issuing Bank through the Agent in an amount equal to the amount of such drawing and in the same currency as such drawing.

(ii)                                  If the applicable Borrowers fail to reimburse the Issuing Bank for any drawing under any Letter of Credit (the “Unreimbursed Amount”) on the Honor Date as set forth in Section 2.10.3(i), the Agent shall promptly notify each Bank of the Honor Date, the Unreimbursed Amount and the amount of such Bank’s Commitment Percentage thereof.  In such event, the applicable Borrowers shall be deemed to have made a request for a LIBOR Rate Loan in Dollars to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount calculated as of the Honor Date, without regard to the minimum and multiples specified in Section 2.5.5 but subject to the Revolving Credit Commitment and the applicable conditions set forth in Section 4.  Any notice given by the Issuing Bank or the Agent pursuant to this Section 2.10.3(ii) may be given by telephone if immediately confirmed in writing, provided that the lack of such immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii)                               Each Bank shall, upon any notice pursuant to Section 2.10.3(ii), make funds available to the Agent for the account of the Issuing Bank at the Agent’s Head Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Boston time) on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.10.3(iv), each such Bank that so makes funds available shall be deemed to have made a LIBOR Loan in Dollars to the applicable Borrower, in such amount.  The Agent shall remit the funds so received to the Issuing Bank.

(iv)                              With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan because the applicable conditions set forth in Section 4 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Bank’s payment to the Agent for the account of the Issuing Bank pursuant to Section 2.10.3(iii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligations under this Section 2.10.3.

(v)                                 Until each Bank funds its Commitment Percentage of, as the case may be, the Revolving Loan or L/C Advance pursuant to this Section 2.10.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Commitment Percentage of such amount shall be solely for the account of the Issuing Bank.

(vi)                              The obligation of each Bank to make a Revolving Loan or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of

Credit, as contemplated by this Section 2.10.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each such Bank’s obligation to make Revolving Loans pursuant to this Section 2.10.3 is subject to the applicable conditions set forth in Section 4.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vii)                           If any Bank fails to make available to the Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.10.3 by the time specified therein, the Issuing Bank shall be entitled to recover from such Bank (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Prime Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation.  A certificate of the Issuing Bank submitted to any Bank (through the Agent) with respect to any amounts owing under this Section 2.10.3(vii) shall be conclusive absent manifest error.

(viii)                        At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with this Section 2.10.3, if the Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise), the Agent will distribute to such Bank its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Agent.

2.10.4              Letter of Credit Obligations Absolute.

(i)                                     The obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)                                 any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)                                 the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Agent, any of the Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)                                  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; or

(d)                                 any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws.

(ii)                                  The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Issuing Bank in connection thereof.  Such Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

2.10.5              Role of Issuing Bank with Letters of Credit.  Each of the Borrowers agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Each of the Borrowers hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any

Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Bank, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Issuing Bank and its Affiliates, nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable or responsible for any of the matters described in Section 2.10.4(i); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers, as applicable, which the Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.10.6              Cash Collateral for Letters of Credit.  Upon the request of the Agent, if, as of the Letter of Credit Expiration Date or upon the occurrence and continuance of an Event of Default, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the applicable Borrowers shall immediately Cash Collateralize the then outstanding L/C Obligations in respect thereto.  Each of the Borrowers hereby grants to the Agent, for the benefit of the Issuing Bank and the Banks, a security interest in all such cash and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts in the name of the Agent.

2.10.7              Letter of Credit Fees.  Each applicable Borrower shall pay to the Agent for the account of each Bank a Letter of Credit fee for each standby Letter of Credit equal to the Applicable L/C Fee Margin for standby Letters of Credit times the daily amount available to be drawn under such standby Letter of Credit.  Such standby Letter of Credit fees shall be computed on a quarterly basis in arrears on the Drawing Amount.  Such standby Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December of each calendar year, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  Each applicable Borrower shall pay to the Agent, for the account of the Issuing Bank, an amount with respect to each trade Letter of Credit equal to an amount determined by the Issuing Bank based on the Issuing Bank’s fees then in effect for such trade Letter of Credit.

2.10.8              Documentary and Processing Charges Payable to Issuing Bank for Letters of Credit.  The applicable Borrowers shall pay to the Issuing Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.10.9              Conflict with Letter of Credit Application.  In the event of any conflict between the terms in this Agreement and the terms of any Letter of Credit Application, the terms in this Agreement shall control

2.11                        Increased Costs.

2.11.1              Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Bank or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans or Swing Line Loans made thereunder or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or Swing Line Loan or of maintaining its obligation to make any such Loan or Swing Line Loan, or to increase the cost to such Bank, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, Issuing Bank or other Recipient, the Borrowers will pay to such Bank, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.11.2              Capital Requirements.  If any Bank or Issuing Bank determines that any Change in Law affecting such Bank or Issuing Bank or any lending office of such Bank or such Bank’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s or Issuing Bank’s capital or on the capital of such Bank’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment or Swing Line Commitment of such Bank or the Loans or Swing Line Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Bank, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or Issuing Bank’s policies and the policies of such Bank’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company for any such reduction suffered.

2.11.3              Certificates for Reimbursement.  A certificate of a Bank or Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers (with a copy to the Agent), shall be conclusive absent manifest error.  The Borrowers shall pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after delivery thereof to the Borrowers.

2.11.4              Delay in Requests.  Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof..

2.12                        Taxes.

2.12.1              Defined Terms.  For purposes of this Section 2.12, the term “Bank” includes any Issuing Bank and the term “applicable law” includes FATCA.

2.12.2              Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding

Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.12.3              Payment of Other Taxes by the Borrowers.  The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

2.12.4              Indemnification by the Borrowers.  The Borrower shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

2.12.5              Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.12, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

2.12.6              Status of Banks.  (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12.6(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)  any Bank that is a U.S. Person shall deliver to the Borrower and Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)   executed copies of IRS Form W-8ECI;

(3)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)   to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or

Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

2.12.7              Treatment of Certain Refunds.  If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of any additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.12.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.12.7 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.12.8              Survival.  Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Revolving Credit Commitment and Swing Line Commitment and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

2.13                        Mitigation.   If any Bank requests compensation under Section 2.11, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to this Section 2.12, then such a Bank shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or this 2.12, as the case may be, in the future, and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment

2.14                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as such Bank is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Banks.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 7.1 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions to making the Loans or issuing the Letters of Credit as set forth in this Agreement were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Banks pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.14(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to Cash Collateralize the Issuing Bank’s Fronting Exposure shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(iii)                               Certain Fees. No Defaulting Lender shall be entitled to receive its share of the commitment fees or Letter of Credit fees payable by the Borrower under Sections 2.5.2 and 2.10.7, respectively, for any period during which that Bank is a Defaulting Lender.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate amount of any Non-Defaulting Lender’s Loans and participations in L/C Obligations and Swing Line Loans to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Bank having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.14(a)(vi).

(vi)                              Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such cash collateral as security for any Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.14(a)(vii) below.  If at any time the Agent determines that such cash collateral is subject to any right or claim of any Person other than the Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the amount under Section 2.14(a)(v) above, the Borrowers will, promptly upon demand by the Agent, pay or provide to the Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(vii)                           Application.  Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the

Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(viii)                        Termination of Requirement.  Cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Bank), or (ii) the determination by the Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to this Section 2.14, the Person providing cash collateral and the Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations, and provided further that to the extent that such cash collateral was provided by a Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Agent, the Swing Line Lender and Issuing Bank agree in writing that a Bank is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash collateralization), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Banks in accordance with the Revolving Credit Commitments (without giving effect to Section 2.14(a)(iv), whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Letters of Credit.  So long as any Bank is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.15                        Replacement of Banks.

If any Bank requests compensation under Section 2.11, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.12 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 2.13, or if any Bank is a Defaulting Lender or a Non-Consenting Bank, then the Borrowers may, at their sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.12) and obligations under this Agreement and the other Loan Documents to an assignee eligible to become an assignee pursuant to Section 10.9 that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i)                                     the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.9;

(ii)                                  such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents;

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable law.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply

SECTION 3.                            REPRESENTATIONS AND WARRANTIES.

The Borrowers hereby jointly and severally represent and warrant to the Agent and each Bank as follows:

3.1                               Organization and Qualification.  Each of the Borrowers and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation as indicated on Exhibit B attached hereto; (ii) has all requisite corporate power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (iii) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Exhibit B attached hereto) where the nature of its properties or its business requires such qualification, except where the failure to be so qualified would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.

3.2                               Corporate Authority.  The execution, delivery and performance of this Agreement, the Notes, the Swing Line Note and the other Loan Documents and the transactions and other documents contemplated hereby and thereby are within each Borrower’s corporate authority, have been authorized by all necessary corporate proceedings on the part of such Borrower, and do not and will not (i) contravene any provision of law (except for any contravention as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole), or its or any of its Subsidiaries’ charter documents or by-laws (each as in effect from time to time), or (ii) contravene any provisions of, or constitute an Event of Default hereunder or a default under, or an event which with the lapse of time or the giving of notice, or both, would constitute an Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower, any Subsidiary of such Borrower or any of their respective properties, or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of such Borrower or any Subsidiary of such Borrower, or (iii) require any waivers, consents or approvals by any of the creditors or trustees for creditors of such Borrower or any Subsidiary of such Borrower, or (iv) require any consents or approvals by any shareholders of such Borrower or any Subsidiary of such Borrower, or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any Governmental Authority, except those actions that have been taken or will be taken prior to the date of this Agreement, under any provision of any applicable law.

3.3                               Valid Obligations.  The agreements and obligations of each Borrower in this Agreement, the Notes, the Swing Line Note and the other Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as limited by any Debtor Relief Laws or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

3.4                               Approvals and Consents.  The execution, delivery and performance of this Agreement, the Notes, the Swing Line Note and the other Loan Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any Governmental Authority or any other Person, except as disclosed on Exhibit B attached hereto.

3.5                               Title to Properties; Absence of Liens.  As of the date of this Agreement, each of the Borrowers and its Subsidiaries has good and marketable title to all of its respective properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, the properties, assets and rights reflected in the Year-End Financial Statement, in each case free from all liens, charges and encumbrances whatsoever except for insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties and liens, charges or encumbrances permitted under Section 5.7 hereof, and as of the date of this Agreement its Obligations under the Loan Documents rank at least pari passu as to the right of repayment with all its other Indebtedness for borrowed money except as set forth on Exhibit B attached hereto and Exhibit I which is incorporated by reference into Exhibit B.  The rights, properties and other assets presently owned, leased or licensed by any of the Borrowers or any of their respective Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Borrowers and their respective Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses are being conducted on the date of this Agreement.

3.6                               Compliance.  Except as set forth in Exhibit B attached hereto, each of the Borrowers and its Subsidiaries has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others (except for any such violation as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole); and each of the Borrowers and its Subsidiaries is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (except where the failure to comply would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole).

3.7                               Financial Statements.  The Borrowers have furnished to the Agent and the Banks the Consolidated balance sheet and statement of income of the Borrowers and their respective Subsidiaries as of September 27, 2014 and for the fiscal year then ended certified by the Borrowers’ Accountants (the “Year-End Financial Statement”), which was prepared in accordance with GAAP and fairly presents the financial position of the Borrowers and their respective Subsidiaries as at the close of business on such date and the results of operations for the fiscal year period then ended, along with Courier’s Quarterly Report on Form 10-K for the fiscal quarter ended September 27, 2014 as filed with the Securities and Exchange Commission.  The Borrowers have also furnished to the Agent and the Banks projections of the Borrowers’ and their respective Subsidiaries’ results of operations for the fiscal year ending September 26, 2015, all of which were made in good faith and based on assumptions which the Borrowers believed reasonable when made and continue to be reasonable at the date hereof.  At the date hereof, the Borrowers and their respective Subsidiaries have no Indebtedness or other liabilities, debts or obligations involving amounts material to the Borrowers and their respective Subsidiaries taken as a whole, whether accrued, absolute or, to the best knowledge of the Borrowers, contingent, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on Exhibit C attached hereto or reflected in the Year-End Financial Statement or in such Form 10-K.  Since the date of such Form 10-K there have been no changes in the assets, liabilities, financial condition or business of the Borrowers and their respective Subsidiaries taken as a whole, the effect of which has, in the aggregate, been materially adverse, except as set forth on Exhibit B attached hereto.

3.8                               No Events of Default.  As of the date of this Agreement, no Event of Default exists, and no event or condition exists which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

3.9                               Taxes.  Each of the Borrowers and its Subsidiaries has filed all federal, and material state and other tax returns required to be filed and all material Taxes due from the Borrowers and their respective Subsidiaries have been fully paid.  Except as set forth on Exhibit B attached hereto, neither any Borrower nor any Subsidiary of any Borrower has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of Taxes involving amounts material to the Borrowers taken as a whole.  Each of the Borrowers and its Subsidiaries has established on its books reserves in accordance with GAAP for the payment of all Taxes.

3.10                        Litigation. Except as set forth on Exhibit B attached hereto, there is no litigation, proceeding or governmental investigation, civil or criminal, administrative or judicial, pending or, to the best knowledge of the Borrowers, threatened against any Borrower or any Subsidiary of any Borrower which, if decided adversely to such Borrower or such Subsidiary would have a materially adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole or on the ability of the Borrowers to perform their obligations hereunder, under the Notes, under the Swing Line Note, under the other Loan Documents to which any Borrower is a party or under any other agreement or document contemplated hereby, nor is any substantial basis for any such litigation known to exist.

3.11                        Margin Rules No portion of any Loan or Swing Line Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations G, U or X of the Board of Governors of the Federal Reserve System.

3.12                        Restrictions on the Borrowers.  Neither any Borrower nor any Subsidiary of any Borrower is party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction, materially and adversely affecting the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.

3.13                        ERISA.  (i) Each “Employee Pension Benefit Plan” (as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”)) now or heretofore maintained by any Borrower or any Affiliate (as defined solely in the second sentence of Section 1.2) (individually the “Pension Plan” and collectively the “Pension Plans”) and any “Employee Welfare Benefit Plan” (as such term is defined in Section 3 of ERISA) now or heretofore maintained by any Borrower or any Affiliate (individually the “Plan” and collectively the “Plans”) is listed on Exhibit B attached hereto and is in substantial compliance with ERISA (to the extent that ERISA is applicable); (ii) no Pension Plan, Plan or trust created thereunder, no trustee thereof, no administrator or fiduciary (other than an unrelated third party administrator or fiduciary) thereof, and neither any Borrower nor any Affiliate has engaged in a “Prohibited Transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code (“Prohibited Transaction”)) which would subject any such Pension Plan, Plan, trust created thereunder, trustee, administrator or fiduciary thereof or any Borrower or any Affiliate or any party dealing with any such Pension Plan, Plan or trust to a material tax or penalty on a “Prohibited Transaction” imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) except as set forth on Exhibit B attached hereto, no Pension Plan or trust created thereunder has been the subject of a Reportable Event (as such term is defined in Section 4043 of ERISA), including, without limitation, the termination of any Pension Plan or trust; (iv) except as listed on Exhibit B, if and to the extent that either any Borrower or any Affiliate is a party to a multi-employer plan (as defined in Section 4001 of ERISA), then neither any Borrower nor any Affiliate has incurred withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multi-employer plan and neither any Borrower nor any Affiliate has any knowledge that any such multi-employer plan to which any Borrower or any Affiliate thereof is required to contribute is in reorganization or is insolvent pursuant to Section 4241 or 4245 of ERISA; (v) no Pension Plan which is not a multi-employer Plan is insolvent or in reorganization; (vi) neither any Borrower nor any Affiliate has ceased operations at a facility with the result that any Borrower or any Affiliate thereof is to be treated as a substantial employer as provided in Section 4062(e) of ERISA, or has withdrawn from a Pension Plan with respect to which it was a “substantial employer”; (vii) neither any Borrower nor any Affiliate and no Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 412 of the Code and Section 302 of ERISA) whether or not waived, since the effective date of ERISA; (viii) no condition exists which presents a material risk to any Borrower or any Affiliate of incurring a liability to or on account of a Pension Plan or Plan pursuant to any of the foregoing sections of the Code and ERISA; (ix) except as listed on Exhibit B, the aggregate current value of all assets of Pension Plans which are single-employer plans (i.e., plans which are not referred to in clause (iv) hereof), based upon actuarial assumptions which are reasonable in general and in relation to the experience of such Pension Plans, is at least equal to the aggregate current value of all accrued benefits under such Pension Plans; and (x) no Pension Plan and neither any Borrower nor any Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any and all of the functions of said corporation (the “PBGC”) over and above premiums required by law.

3.14                        Intellectual Property; Franchises.  Each of the Borrowers and its Subsidiaries, respectively, has all licenses, franchises, patents, patent applications, patent licenses, patent rights, trademark rights, trade names, trade name rights, copyrights, permits, authorizations and other rights as are necessary for the conduct of its business.  All of the foregoing are in full force and effect, and each of the Borrowers and its Subsidiaries is in compliance with the foregoing without any known conflict with the valid rights of others which would affect or impair in a material manner the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.  No event has occurred which permits, or after notice of lapse of time or both would permit, the revocation or termination of any such license or other right, and materially and adversely affects the rights of any Borrower or any Subsidiary of any Borrower thereunder.  There is no litigation or other proceeding or dispute the result of which may materially and adversely affect the validity or the extension or renewal of any of the foregoing.

3.15                        Environmental and Regulatory Compliance.  Except as set forth on Exhibit B attached hereto, to the best knowledge of the Borrowers, each of the real properties owned or leased by any Borrower or any of their respective Subsidiaries, all as described on Exhibit B attached hereto, and any operations conducted thereon by any Borrower or any of their respective Subsidiaries, are presently in compliance with and have in full force and effect all permits, licenses, or approvals required by all applicable building, zoning, environmental, health, safety or other laws, ordinances or regulations (collectively, “Environmental Laws”), and any judgment, decree or order relating thereto, except for any non-compliance with respect to, or lack of possession of, the foregoing which does not have or will not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole, and neither any Borrower nor, to the best knowledge of the Borrowers, any Subsidiary of any Borrower, has received notification that any of the foregoing properties or operations conducted by such Borrower or any such Subsidiary is in violation or alleged violation of any of the foregoing except for any violation which would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.  Except as set forth on Exhibit B attached hereto, to the best knowledge of the Borrowers, neither any Borrower nor any of its respective Subsidiaries has ever generated, stored, handled or disposed of any hazardous substances, hazardous materials or oil on any of such properties or any portion thereof or in connection with any of such operations except in compliance with all applicable Environmental Laws and neither any Borrower nor, to the best knowledge of the Borrowers, any of their respective Subsidiaries is aware of the disposal, spill or release or threatened release of such substances on any of such properties or any portion thereof by any prior owner or prior occupant or prior user thereof or by anyone else, except for any such operation, storage, handling, disposal, spill, release or threatened release which, individually or in the aggregate, does not have or will not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.  Except as set forth on Exhibit B attached hereto, no inquiry, notice or threat to give notice by any Governmental Authority or any other third party has been received by any Borrower or, to the best knowledge of the Borrowers, any of their respective Subsidiaries with respect to the generation, storage, handling or disposal or release or threat of release (collectively, a “Release”) or alleged Release thereof, or with respect to any violation or alleged violation of any Environmental Laws or any judgment, decree or order relating thereto, except for any such inquiry, notice, threat of notice, violation, alleged violation, judgment, decree or order which, individually or in the aggregate, does not have or will not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.  Except as set forth on Exhibit B attached hereto, to the best knowledge of the Borrowers, no underground storage tanks or surface impoundments are on any of the properties owned or leased or operated by any Borrower or any of their respective Subsidiaries, except for any such underground storage tanks or surface inpoundements which, individually or in the aggregate, do not have or will not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.  For the purposes of this Section, (i) “hazardous substances” shall mean “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq., and regulations thereunder or under the provisions of any other applicable federal, state, county or municipal law, ordinance, rule or regulation, (ii) “hazardous material” and “oil” shall mean “hazardous material” and “oil,” respectively, as defined in the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. Chapter 21E, and regulations thereunder or under the provisions of any other applicable federal, state, county or municipal law, ordinance, rule or regulation, and (iii) “release” or “threat of release” shall mean such terms as they are defined in any of the foregoing laws, ordinances, rules or regulations, as applicable.

3.16                        Labor Relations.  Neither any Borrower nor, to the best knowledge of the Borrowers, any of their respective Subsidiaries is engaged in any unfair labor practice that would have a Material Adverse Effect on the Borrowers and their respective Subsidiaries taken as whole.  Except as set forth in Exhibit B, there is (i) no significant unfair labor practice complaint pending against any Borrower or any Subsidiary of any Borrower or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or any of their respective Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material and adverse effect on the Borrowers and their respective Subsidiaries taken as a whole, (ii) no significant strike, labor dispute, slowdown or stoppage pending against any Borrower or any of their respective Subsidiaries or, to the best knowledge of the Borrowers, threatened against any Borrower or any of their respective Subsidiaries, except for any such labor action as would not have a material and adverse effect on the Borrowers and their respective Subsidiaries taken as a whole, and (iii) to the best knowledge of the Borrowers, no significant union representation question existing with respect to the employees of any

Borrower or any of their respective Subsidiaries and, to the best knowledge of the Borrowers, no union organizing activities are taking place, except for any such question or activities as would not have a material and adverse effect on the Borrowers and their respective Subsidiaries taken as a whole.

3.17                        Contracts with Affiliates, Etc.

(i)                                     Except as disclosed on Exhibit B attached hereto, and except for agreements or transactions (in each case) in the ordinary course of business and on an arm’s-length basis, neither any Borrower nor any of their respective Subsidiaries is a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate other than the Loan Documents, except for any such agreement, instrument or contract as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole.

(ii)                                  There is no Indebtedness for borrowed money in excess of $25,000 owing by any Borrower or any Subsidiary of any Borrower to any Affiliate.  Except as disclosed on Exhibit B attached hereto, there is no Indebtedness for borrowed money owing by any Affiliate to any Borrower or any Subsidiary of any Borrower.

3.18                        Subsidiaries.  As of the date of this Agreement, all of the Subsidiaries of each Borrower are as set forth on Exhibit F attached hereto.  Each Borrower is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding capital stock of each of its Subsidiaries.  All shares of such capital stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

3.19                        Interdependence of Borrowers.  In order to induce the Agent, each Bank and the Issuing Bank to enter into this Agreement and the other Loan Documents to which it is a party, grant the Revolving Loans and Swing Line Loans hereunder, and issue the Letters of Credit hereunder, the Borrowers hereby jointly and severally represent and warrant that:  (i) the business of each Borrower shall benefit from the successful performance of the business of each other Borrower, and all of the Borrowers as a group; (ii) each Borrower has cooperated to the extent necessary and shall continue to cooperate with each other Borrower to the extent necessary in the development and conduct of each other Borrower’s business, and shall to the extent necessary share and participate in the formulation of methods of operation, distribution, leasing, inventory control, and other similar business matters essential to each Borrower’s business; (iii) the business of each Borrower shall continue to benefit from the maintenance with the other Borrowers of common facilities and the sharing with the other Borrowers of officers, directors and staff personnel, and shall benefit from reporting its financial results on a Consolidated basis with the other Borrowers; (iv) the failure of any Borrower to cooperate with the other Borrowers in the conduct of their respective businesses shall have an adverse impact on the business of each Borrower; and (v) the failure of any Borrower to associate or cooperate with the other Borrowers is reasonably likely to impair the goodwill of such Borrower and of all of the Borrowers as a group.

3.20                        Solvency.  Both before and after giving effect to all indebtedness incurred by the Borrowers on the date of this Agreement, the Borrowers taken as a whole (i) are not Insolvent (as hereinafter defined), and will not be rendered Insolvent by the indebtedness incurred in connection therewith, (ii) will not be left with unreasonably small capital with which to engage in their businesses, even allowing for a reasonable margin of error in the projections of the future performance of the Borrowers, (iii) will not have incurred indebtedness beyond their ability to pay such indebtedness as it matures, and (iv) will not fail to have assets (both tangible and intangible) having a present fair salable value in excess of the amount required to pay the probable liability on their then existing debts (whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent).

As used herein, the term “Insolvent” means the occurrence of one or more of the following events with respect to a Borrower:  dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other applicable statutes; such Borrower’s inability to pay its debts as they come due; appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the entry of an order for relief or the filing of a petition in bankruptcy or the commencement of any proceedings under any Debtor Relief Laws, readjustment of indebtedness or reorganization of debtors, or the offering of a plan to creditors for composition or extension, except for an involuntary proceeding commenced against such Borrower which is dismissed within sixty (60) days after the commencement thereof without the entry or an order for relief or the appointment of a trustee.

3.21                        Compliance with OFAC Rules and Regulations; FCPA.

(a)                                 None of the Borrowers nor or any of their respective Subsidiaries or, to the knowledge of the Borrowers, any director, officer, employee, agent, or Affiliate of any of the Borrowers or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, Iran, North Korea, Sudan and Syria.

(b)                                 None of the Borrowers nor any of their respective Subsidiaries or, to the knowledge of the Borrowers, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the Borrowers or any of their respective Subsidiaries, is aware or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law or anti-corruption law, including, but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”).  Furthermore, the Borrowers and their respective Subsidiaries and, to the knowledge of the Borrowers, their Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations (including other applicable anti-corruption laws) and have instituted and maintain policies and procedures designed to ensure, and which are reasonable expected to continue to ensure, continued compliance therewith.

3.22                        Sale of Former Borrower Federal Marketing Corp.  The Borrowers represent and warrant that they have sold their interests in or assets of, and no longer have any interest in, Federal Marketing Corp., which was a Borrower under the Existing Loan Agreement.

3.23                        Representations and Warranties Relating to the Brazilian Subsidiaries.  If any representation or warranty in this Section 3 that relates to the Brazilian Subsidiaries is not true and correct with respect to any Brazilian Subsidiary, the failure of such representation or warranty not to be true and correct with respect to such Brazilian Subsidiary shall not constitute a breach of this Agreement unless such failure results or could reasonably be expect to result in a Material Adverse Effect.

SECTION 4.                            CONDITIONS OF LOANS.

4.1                               Conditions of Loans, Swing Line Loans and Letters of Credit.  The obligation of each Bank to make or continue any Revolving Loan, of the Agent to make or continue any Swing Line Loan and of the Issuing Bank to issue or extend any Letter of Credit hereunder shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

4.1.1                     Receipt by the Agent of the following documents, certificates and opinions in form and substance satisfactory to the Agent and each Bank and duly executed and delivered by the parties thereto:

(i)                                     This Agreement;

(ii)                                  The Notes, substantially in the form of Exhibit A-1 attached hereto, and the Swing Line Note, substantially in the form of Exhibit A-2 attached hereto;

(iii)                               A certified copy of resolutions of each Borrower’s Board of Directors evidencing the due authorization, execution and delivery of this Agreement, the Notes, the Swing Line Note, and the other Loan Documents to which such Borrower is a party and the transactions contemplated hereby;

(iv)                              Certificates as of the date hereof signed by each of the President and Clerk (or Assistant Clerk) or Secretary (or Assistant Secretary) regarding the incumbency and true signature of the officers authorized to sign the documents referred to in this Section 4.1.1 and all other documents and instruments related to the Loans and Letters of Credit and the transactions contemplated hereby; and

(v)                                 The disclosure letter referred to on Exhibit B attached hereto.

4.1.2                     The representations and warranties contained in Section 3 shall be true and accurate on and as of the date of any Revolving Loan and Swing Line Loan made and any Letter of Credit issued hereunder, the Borrowers shall have performed and complied with all covenants and conditions required in this Agreement to be performed or complied with by them prior to the making of either such Loan, and no event shall have occurred and be continuing and no condition shall exist, or would result from the Revolving Loans or Swing Line Loans to be made or Letters of Credit to be issued on the date hereof or the transactions contemplated hereby, which would constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default.

4.1.3                     The Borrowers shall have provided the Agent with such additional instruments, certificates, opinions and other documents as the Agent, any Bank or its counsel shall reasonably request.

4.1.4                     No Change in Law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for the Agent or any Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party, or (ii) for any Borrower to perform any of its agreements or obligations under any of the Loan Documents to which it is a party.

4.1.5                     All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Agent and each Bank, and the Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Agent or any Bank shall have reasonably requested.

4.1.6                     The Agent and each Bank shall be satisfied that the financial statements referred to in Section 3.7 hereof fairly present the business and financial condition of the Borrowers and their respective Subsidiaries as at the close of business on the date thereof and the results of operations for the periods then ended, and that there has been no material adverse change in the assets, business or financial condition of the Borrowers or their respective Subsidiaries since the most recent financial statements referred to therein (except as described on Exhibit B attached hereto).

4.1.7                     The Borrowers shall have reimbursed the Agent for all of the fees and disbursements of Goulston & Storrs, counsel to the Agent, which shall have been incurred by the Agent in connection with the preparation, negotiation, execution and delivery of the Loan Documents.

4.2                               Conditions to all Revolving Loans, Swing Line Loans and Letters of Credit.  The obligations of the Banks to make any Revolving Loan, the obligation of the Agent to make any Swing Line Loan and the obligation of the Issuing Bank to issue, extend the expiration date of (including not giving notice of non-renewal) of or increase in the amount of a Letter of Credit, shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

4.2.1                     The representations and warranties contained in this Agreement or otherwise made in writing by or on behalf of the Borrowers or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of each Loan or the issuance of such Letter of Credit (except for representations and warranties limited as to time or with respect to a specific event, which representations and warranties shall continue to be limited to such time or event) with and without giving effect to the Revolving Loans or Swing Line Loans to be made or the Letters of Credit to be issued at such time and the application of the proceeds thereof.  The Agent, the Banks and the Issuing Bank may, without waiving this condition, consider it fulfilled, and a representation by the Borrowers to such effect made, if no written notice to the contrary, dated the date of such Revolving Loan, Swing Line Loan or Letter of Credit, is received from the Borrowers.  In the event that the Borrowers submit a written notice as contemplated by the preceding sentence, the conditions set forth in this Section 4.2.1 will be considered fulfilled if such notice specifies in detail the exceptions to the representations and warranties as of the date of such Revolving Loan, Swing Line Loan or Letter of Credit, the exceptions as stated in such notice are satisfactory to the Agent and the Banks and the Agent so notifies the Borrowers.

4.2.2                     At the time of each such Revolving Loan, Swing Line Loan or Letter of Credit:  (i) the Borrowers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at such time; and (ii) no condition or event that constitutes an Event of Default or that, after notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing.

4.2.3                     In the case of the issuance of any Letter of Credit, the Issuing Bank shall have received a duly completed Letter of Credit Application for such Letter of Credit together with any fees called for by Section 2.10.8 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the Issuing Bank together with fees called for by Section 2.10.8 hereof

SECTION 5.                            COVENANTS.

The Borrowers hereby jointly and severally covenant with the Agent and each Bank and warrant that, from the date hereof and so long as any part of the Revolving Credit Commitment and Swing Line Commitment remains in effect or any Letter of Credit remains outstanding and until such later date as all of the Obligations under this Agreement are paid and satisfied in full:

5.1                               Financial Reporting.  The Borrowers shall furnish to the Agent and each Bank:

(i)                                     as soon as available to the Borrowers, but in any event within one hundred and twenty (120) days after each fiscal year-end, the Consolidated balance sheet of the Borrowers and their respective Subsidiaries as at the end of, and related Consolidated statements of income, retained earnings and cash flow for, such fiscal year, prepared in accordance with GAAP and certified by the Borrowers’ Accountants; and concurrently with such financial statements, (a) a written statement by the Borrowers’ Accountants that, in the making of the audit necessary for their report and opinion upon such Consolidated financial statements, they have obtained no knowledge of any Event of Default, or knowledge of any event which, with the passage of time, will constitute such an Event of Default, or, if in the opinion of such accountant such Event of Default or event exists, they shall disclose in such written statement the nature and status thereof, and (b) a consolidating “flash report” of the Borrowers and their respective Subsidiaries in substantially the form of Exhibit G hereto (a “Report”) for the fiscal year then ended, certified by the chief financial officer of Courier;

(ii)                                  as soon as available to the Borrowers, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers and their respective Subsidiaries, the unaudited Consolidated balance sheet of the Borrowers and their respective Subsidiaries as at the end of, and related unaudited Consolidated statements of income, retained earnings and cash flow for, the portion of the fiscal year then ended and for the fiscal quarter then ended (all in reasonable detail), prepared in accordance with GAAP (subject to normal year-end adjustments), and certified by the chief financial officer of Courier; and concurrently with such financial statements, a consolidating Report of the Borrowers and their respective Subsidiaries for the fiscal quarter then ended, certified by the chief financial officer of Courier;

(iii)                               promptly as they become available, copies of all such financial statements, proxy material and reports as Courier shall send to or make generally available to stockholders and of all regular and periodic reports filed by any Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission;

(iv)                              from time to time, such other financial data and information about any Borrower and any Subsidiary of any Borrower as the Agent or any Bank may reasonably request;

(v)                                 concurrently with each delivery of financial statements pursuant to clause (i) and clause (ii) of this Section 5.1, a report in substantially the form of Exhibit D hereto signed by the chief financial officer of Courier; and

(vi)                              as soon as available to the Borrowers following the approval thereof by its Board of Directors, but in any event prior to December 1 of each fiscal year, pro forma Consolidated projections for the Borrowers and their respective Subsidiaries for such fiscal year, including projected balance sheets, income statements, cash flow statements and such other statements as the Agent or any Bank may reasonably request and in form and substance reasonably satisfactory to the Agent and the Banks, all prepared on a basis consistent with the financial statements required by clause (i) of this Section 5.1.

For purposes of this Section 5.1, each Borrower hereby acknowledges and agrees that each certificate signed by the chief financial officer of Courier pursuant to this Section 5.1 shall have the same effect as if signed by each individual Borrower.

5.2                               Conduct of Business; Compliance with Law.  Each of the Borrowers will and will cause each of its respective Subsidiaries to:

(i)                                     duly observe and comply with all applicable laws, including without limitation, OFAC, the UK Bribery Act, the FCPA or any other applicable anti-corruption law, and all requirements of any Governmental Authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (except where the failure to observe and comply would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their respective Subsidiaries taken as a whole or the ability of the Borrowers to perform their respective obligations to the Agent and the Banks), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business; and

(ii)                                  maintain its corporate existence, except as permitted by Section 5.8 hereof, and remain or engage in substantially the same business as that in which it is now engaged plus reasonable extensions and expansions thereof, except that any Borrower or any Subsidiary of any Borrower may, upon notice to the Agent, withdraw from any business activity which its Board of Directors reasonably deems unprofitable or unsound.

5.3                               Maintenance and Insurance.  Each of the Borrowers will and will cause its respective Subsidiaries to maintain and keep its properties in such repair, working order and condition as shall be in the best interests of its business, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto as such Borrower, in the exercise of its reasonable judgment, deems necessary or advisable so that its business may be properly conducted at all times, and will comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder; but nothing in this Section 5.3 shall prevent any Borrower or any Subsidiary of any Borrower from selling, abandoning or otherwise disposing of any property or lease if such property or lease is no longer useful in the business of such Borrower or such Subsidiary.  Each of the Borrowers at all times will and will cause its Subsidiaries to maintain with financially sound and reputable insurance companies insurance, in such amounts (including, without limitation, so-called “all-risk” coverage at replacement value and “broad form” liability coverage), against such hazards and liabilities and for such purposes as may be reasonable and is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties.

5.4                               Taxes.  Each of the Borrowers and its Subsidiaries will pay or cause to be paid all Taxes on or against it or its properties prior to such Taxes becoming delinquent, except for any Taxes which are being contested in good faith by proper legal proceedings (to the extent legal proceedings are applicable) and with respect to which reserves required by GAAP have been established and are being maintained; provided that no enforcement action to enforce a lien has been commenced against any Borrower or its Subsidiaries with respect to any such Taxes which are material in amount; provided further that to the extent that the Borrowers fail to pay, or cause the Brazilian Subsidiaries to pay, Taxes incurred by or on account of the Brazilian Subsidiaries, such failure shall not constitute a breach of this Section 5.4 unless such failure results in a Material Adverse Effect on the Borrowers and their Subsidiaries, taken as a whole.

5.5                               Limitation of Indebtedness.  Except with the prior written consent of the Agent and each Bank, no Borrower will, or will cause or permit any of its Subsidiaries at any time to, create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except:  (i) the Obligations; (ii) Indebtedness for borrowed money existing on the date of this Agreement, listed and described, but only to the extent so listed and described, on Exhibit C attached hereto; (iii) Indebtedness for the purchase price of capital assets and capitalized leases incurred in the ordinary course of business, subject, however, to the limitations set forth in Section 5.7 hereof; (iv) Indebtedness for Taxes to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4 hereof; (v) Indebtedness on open account for the purchase price of services, materials and supplies incurred by a Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by such Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no encumbrance has been placed on any property of such Borrower; (vi) Indebtedness for borrowed money of any Borrower to another Borrower and, (vii) with respect to the Brazilian Subsidiaries, Indebtedness that, when combined with any investments and loans in or two such Brazilian Subsidiaries, is permitted by the proviso to clause (xi) of Section 5.9; provided that such Indebtedness for borrowed money is on normal and customary terms as to form, interest rate and covenants, and is unsecured by any liens, charges or encumbrances whatsoever; (vii) except as otherwise permitted in this Section 5.5, Indebtedness for borrowed money of Courier; provided that (a) all such Indebtedness for borrowed money is on normal and customary terms as to form, interest rate and covenants, (b) such Indebtedness for borrowed money is unsecured by any liens, charges or encumbrances whatsoever, and (c) on the date on which such Indebtedness for borrowed money is proposed to be incurred, (1) no event or condition which constitutes an Event of Default, or which, with notice or the passage of time, or both, would constitute an Event of Default, would occur by reason of the incurrence thereof, and

(2) no breach of the covenants, agreements or obligations contained in Sections 5.24 through 5.26, inclusive, or 5.29 of this Agreement would occur by reason of the incurrence thereof if such covenants were measured as of the date such Indebtedness for borrowed money is proposed to be incurred; and (viii) Indebtedness for borrowed money of any Borrower resulting from its borrowing against the cash surrender value of a key life insurance policy owned by such Borrower.

5.6                               Guaranties.  No Borrower shall, or shall cause or permit any of its Subsidiaries at any time to, become or be liable by way of guaranty, surety or other arrangement for the Indebtedness or obligations of any nature or kind of any other Person (including any Subsidiary of any Borrower); except

(i)                                     for endorsement of instruments for collection in the ordinary course of business,

(ii)                                  guaranties by a Borrower of any Indebtedness or other obligations of any of its Subsidiaries, so long as:

(a)                                 such Indebtedness or other obligation is not prohibited by this Agreement,

(b)                                 such guaranties by a Borrower of any Indebtedness of any Brazilian Subsidiaries, when combined with any investments and loans in or two such Brazilian Subsidiaries, is permitted by the proviso to clause (xi) of Section 5.9, and

(c)                                  on the date on which such guaranty is proposed to be given, (1) no event or condition which constitutes an Event of Default, or which, with notice or the passage of time, or both, would constitute an Event of Default, would occur by reason of the entering into thereof, and (2) no breach of the covenants, agreements or obligations contained in Sections 5.24 through 5.26, inclusive, or 5.29 of this Agreement would occur by reason of the entering into thereof if such covenants were measured as of the date such guaranty is proposed to be given, and

(iii)                               as set forth on Exhibit B attached hereto.

5.7                               Restrictions on Liens.  No Borrower shall, or shall cause or permit any of its Subsidiaries at any time to, create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a vendor, (“Encumbrances”) upon or with respect to any property or assets, real or personal, of such Borrower, or assign or otherwise convey any right to receive income, except:

(i)                                     Encumbrances existing on the date of this Agreement and set forth on Exhibit B attached hereto; or

(ii)                                  In addition to the Encumbrances referred to in clause (i) hereof, Encumbrances securing Indebtedness for the purchase price of capital assets and capitalized leases to the extent such Indebtedness is permitted by Section 5.5(iii) hereof, provided that (a) each such Encumbrance is given solely to secure the purchase price of such property, does not extend to any other property and is given within 90 days following the earlier of the placed in service date, or the final acceptance (as defined or described in the applicable purchase agreement) of such property, and (b) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition; or

(iii)                               Liens for Taxes and other charges of any Governmental Authority to the extent that payment of the same is not required in accordance with the provisions of Section 5.4 hereof; or

(iv)                              Encumbrances in favor of the Agent, for the ratable benefit of the Banks; or

(v)                                 Liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of such Borrower’s business, but only if the payment thereof is not at the time required, such liens are junior to Encumbrances in favor of the Agent and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; or

(vi)                              Deposits made in the ordinary course of such Borrower’s business in connection with workmen’s compensation, unemployment insurance, social security and other similar laws; or

(vii)                           Encumbrances on the assets of the Brazilian Subsidiaries, provided that such Encumbrances secure only Indebtedness of such Brazilian Subsidiaries permitted under Section 5.5(vi) and do not attach to any asset of any Borrower or any U.S. Subsidiary.

In addition, the Borrowers shall not enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits the Borrowers from creating or incurring any Encumbrance in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

5.8                               Merger, Acquisitions and Purchase and Sale of Assets.  No Borrower shall, or shall cause or permit any of its Subsidiaries at any time to, consolidate or merge with or into any other corporation or other entity, liquidate and/or dissolve, acquire the assets or stock of any entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its assets, either by or through a single transaction or by or through a series of separate but related transactions, except:

(i)                                     that (a) a wholly-owned Subsidiary of such Borrower may be merged or consolidated with such Borrower or any other Borrower if a Borrower shall be the continuing or surviving corporation or with any one or more other wholly-owned Subsidiaries of any Borrower if the successor formed or resulting from such consolidation or merger shall be a wholly-owned Subsidiary of a Borrower, and (b) a wholly-owned Subsidiary of such Borrower may be liquidated and dissolved so long as all of its properties and assets have been (or, in connection with any such liquidation or dissolution, are) distributed to such Borrower; and

(ii)                                  in connection with acquisitions of interests in other corporations or business entities engaged in the same business in which such Borrower or Subsidiary is now engaged or in a reasonable extension or expansion thereof (either through the purchase of assets or capital stock or otherwise), provided that (a) except as permitted by Section 5.7 hereof, the properties and assets acquired in connection with such acquisitions shall be free from all liens, charges and encumbrances whatsoever, (b) in the case of an acquisition of the stock of any entity, such entity shall, immediately after such acquisition, become a wholly-owned Subsidiary of such Borrower (except to the extent otherwise permitted by Section 5.9(xi) hereof), and (c) on the date on which such acquisition is proposed to be made, (1) no event or condition which constitutes an Event of Default, or which, with notice or the passage of time, or both, would constitute an Event of Default, would occur by reason of the consummation thereof, and (2) no breach of the covenants, agreements or obligations contained in Sections 5.24 through 5.26, inclusive, or 5.29 of this Agreement would occur by reason of the consummation thereof if such covenants were measured as of the date such acquisition is proposed to be made (it being agreed that the Borrowers shall have furnished to the Agent, on or before the 10th day preceding the consummation of the proposed acquisition, a pro forma calculation showing to the satisfaction of the Agent and the Banks the Borrowers’ compliance with such covenants); and

(iii)                               the sale or other disposition of assets of such Borrower or Subsidiary, so long as (a) all of the proceeds from such sale or disposition shall be retained by such Borrower or Subsidiary (as the case may be), and (b) on the date on which such sale or disposition is proposed to be made, (1) no event or condition which constitutes an Event of Default, or which, with notice or the passage of time, or both, would constitute an Event of Default, would occur by reason of the consummation of such sale or disposition, and (2) no breach of the covenants, agreements or obligations contained in Sections 5.24 through 5.26, inclusive, or 5.29 of this Agreement would occur by reason of the consummation thereof if such covenants were measured as of the date such sale or disposition is proposed to be made.

5.9                               Investments and Loans.  No Borrower shall, or shall cause or permit any of its Subsidiaries at any time to, make or have outstanding at any time any investments in or loans to any other Person (including any Subsidiary of such Person), whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests, other than:  (i) in obligations of the United States of America or any agency or instrumentality thereof, maturing within three years of their issuance; (ii) in time certificates of deposit, bankers’ acceptances or repurchase agreements, maturing within one year of their issuance, from banks in the United States having capital, surplus and undivided profits in excess of $100,000,000; (iii) in short term commercial paper rated Prime-1 by Moody’s Investor Service, Inc. or A-1 by Standard and Poors Corporation rating services and issued by corporations headquartered in the United States, in currency of the United States of America; (iv) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $50,000 in the aggregate outstanding at any one time; (v) investments in addition to those permitted in this Section 5.9 which are not for the purpose of making a Permitted Acquisition and which do not exceed in the aggregate $15,000,000; (vi) in connection with acquisitions of interests in other corporations or business entities to the extent permitted under Section 5.8(ii) hereof; (vii) in any wholly-owned Subsidiary; provided, that immediately prior to and after giving effect to such investment, no Event of Default shall exist; (viii) in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing not more than one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from Standard and Poors Corporation or Moody’s Investor Service, Inc.; (ix) in shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, and clause (viii), above; (x) loans from a Borrower to another Borrower to the extent permitted by Section 5.5(vi) hereof; and (xi) in any Subsidiary of a Borrower which is not wholly-owned by such Borrower, provided that, with respect to this clause (xi), (a) the aggregate amount of all such investments by the Borrowers shall not exceed $30,000,000 at any time, and (b) immediately prior to and after giving effect to any such investment, no Event of Default shall exist.

5.10                        Sale of Notes.  No Borrower shall, or shall cause or permit any of its Subsidiaries at any time to, sell, discount or dispose of any note, instrument, account, or other obligation owing to such Borrower or such Subsidiary in an amount that is material to the Borrowers and their respective Subsidiaries taken as a whole, except to either of the Banks.

5.11                        Restricted Payments.  No Borrower shall, directly or indirectly (through any Affiliate or any Subsidiary or otherwise), declare, pay or make any Restricted Payment, unless (i) no event or condition which constitutes an Event of Default, or which, with notice or the passage of time, or both, would constitute an Event of Default, would occur by reason of the taking of such action, and (ii) no breach of the covenants, agreement or obligations contained in Sections 5.24 through 5.26, inclusive, or 5.29 of this Agreement would occur by reason of the taking of such action if such covenants were measured as of the date such action is proposed to be taken.

5.12                        ERISA Compliance.  None of the Borrowers nor their respective Affiliates (as defined solely in the second sentence of Section 1.2), no Pension Plan, Plan or trust created thereunder, and no trustee, administrator or fiduciary thereof shall engage in any Prohibited Transaction that would result in a material liability (provided that the foregoing shall not apply to actions of an unrelated institutional trustee, administrator or fiduciary to the extent the Agent and each Bank reasonably believes it will bear no liability, either directly or indirectly, through any Pension Plan, Plan or otherwise, for the actions of such institution); the Borrowers or their respective Affiliates shall fund the minimum required contribution (as defined in Section 412(a) of the Code and Section 302 of ERISA) to each Pension Plan or trust subject to Section 412 of the Code which they maintain, nor shall they fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA; none of the Borrowers nor their Affiliates, no trustee thereof and no administrator or fiduciary thereof shall terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of any Borrower or any of its Affiliates; and each Plan and Pension Plan shall comply in all material respects with ERISA.

5.13                        Pension Plans.

5.13.1              With respect to any Pension Plans, the Borrowers shall, or shall cause their respective Affiliates (as defined solely in the second sentence of Section 1.2) to:

(i)                                     fund on a timely basis each Pension Plan as required by the provisions of Section 412 of the Code and Section 302 of ERISA;

(ii)                                  cause each Pension Plan to pay all benefits when due in accordance with applicable law; and

(iii)                               furnish to the Agent (A) written notice of the occurrence of a Reportable Event (as such term is defined in Section 4043 of ERISA), such notice to be given within thirty (30) days after such Borrower or any Affiliate knows or has reason to know that a Reportable Event has occurred with respect to a Pension Plan; (B) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, such copy to be furnished no later than the date of submission of the request to the Department of Labor or to the Internal Revenue Service (the “IRS”), as the case may be; (C) a copy of any notice of intent to terminate any Pension Plan such copy to be furnished no later than the date of submission to the PBGC or, if earlier, the date on which those participating in the Pension Plan are notified of the intended termination; and (D) notice that any Borrower or any Affiliate, will or may incur any liability to or on account of a Pension Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, such notice to be given within ten (10) days after such Borrower or any Affiliate knows or has reason to know thereof.  Any notice to be provided to the Agent under this Section shall include a certificate of the chief financial officer of such Borrower setting forth details as to such occurrence and the action, if any, which such Borrower or such Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by such Borrower, such Affiliate, the PBGC, the IRS, the trustee or the plan administrator with respect thereto.

5.13.2              Each Borrower shall furnish to the Agent, promptly upon the request of the Agent or any Bank, a copy of the annual report of each Pension Plan or Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor.

5.13.3              Promptly after the adoption of any Plan (other than a Plan which is intended to substitute for a Plan listed in Exhibit B attached hereto and is substantially similar to such Plan listed in Exhibit B) or Pension Plan subject to ERISA or of any amendment to any Pension Plan which results in a significant under-funding within the meaning of Section 401(a)(29) of the Code and Section 307 of ERISA, each Borrower shall notify the Agent of such adoption and of the vesting and funding schedules and other principal provisions thereof.

5.14                        Notification of Default.  Upon becoming aware of the existence of any condition or event which would cause an Event of Default, or any condition or event which would upon notice or passage of time, or both, constitute an Event of Default, the Borrowers shall promptly give the Agent written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

5.15                        Notification of Material Litigation.  The Borrowers shall promptly notify the Agent in writing of any litigation or of any investigative proceedings (civil or criminal) of a Governmental Authority commenced or known to be threatened against any of them or any of their respective Subsidiaries which would, if adversely decided, have a material and adverse effect on the business or the financial condition of the Borrower and their respective Subsidiaries taken as a whole.

5.16                        Inspection by the Agent and the Banks.  Each Borrower shall and shall cause its Subsidiaries to permit the Agent and each Bank or its designees, at any reasonable time and from time to time, to visit and inspect the properties of such Borrower and its Subsidiaries, to examine and make copies of and take abstracts from the books and records of such Borrower and its Subsidiaries (except for materials provided to the Borrowers by their attorneys and covered by attorney-client privilege, provided that the Borrowers shall provide abstracts of those materials for the review of the Agent and the Banks), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries, with appropriate officers.  The Agent and each Bank agree to take all reasonable steps to keep confidential any and all of the information obtained from such inspection, other than information contained in documents filed by any Borrower with any public agency which are generally available to the public or through the use of the Freedom of Information Act or any equivalent statute, and any other information in any public record; provided that such information may be made available for inspection and examination by (i) any Governmental Authority having jurisdiction over the Agent or any

Bank, (ii) any independent auditors of the Agent or any Bank, and (iii) upon receipt of the prior consent of the Borrowers, which consent may not be unreasonably withheld, any potential Assignees and Participants.

5.17                        Maintenance of Books and Records.  Each Borrower shall and shall cause its Subsidiaries to keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions.  Such books and records shall form the basis for preparing the Consolidated financial statements of Courier and its Subsidiaries in accordance with GAAP, and such entries will be made in accordance with applicable law including, without limitation, laws with respect to questionable, improper or corrupt payments.

5.18                        Use of Proceeds.  Each Borrower shall use the proceeds of the Revolving Loans and Swing Line Loans for the working capital needs of such Borrower and its Subsidiaries and for any other purpose permitted hereunder, including for purposes of making acquisitions to the extent permitted by Section 5.8 hereof.

5.19                        Transactions with Affiliates. Except as set forth in Exhibit B attached hereto, no Borrower shall, or shall cause or permit any of its Subsidiaries at any time to, directly or indirectly enter into any material purchase, sale, lease or other transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to such Borrower or any such Subsidiary than those which might be obtained at the time in a comparable arm’s length transaction with any Person who is not an Affiliate.

5.20                        Environmental Regulations.

(a)                                 Each Borrower shall and shall cause its Subsidiaries to comply in all material respects with all applicable Environmental Laws (as such term is defined in Section 3.15 hereof), in all jurisdictions in which any of them operates now or in the future, and each Borrower shall, and shall cause its Subsidiaries to comply in all material respects with all such laws and regulations that may in the future be applicable to such Borrower, its Subsidiaries, and their respective properties and assets.

(b)                                 If any Borrower or any of its Subsidiaries shall (i) receive notice that any material violation of any Environmental Law may have been committed by any Borrower or any of their respective Subsidiaries, (ii) receive notice that any administrative or judicial complaint or order has been filed against any Borrower or any of their respective Subsidiaries alleging a violation of any Environmental Law or requiring any Borrower to take any action in connection with the release of toxic or hazardous wastes or materials into the environment, or (iii) receive any notice from a Governmental Authority alleging that any Borrower or any of their respective Subsidiaries may be liable or responsible for any costs associated with a response to or cleanup of a release of hazardous wastes or materials into the environment or any damages caused thereby, such Borrower shall provide the Agent with a copy of such notice within ten (10) days after such Borrower’s or its Subsidiary’s receipt thereof.  Within fifteen (15) days after any Borrower has learned of the enactment or promulgation of any Environmental Law which may result in any Material Adverse Effect, such Borrower shall provide the Agent with notice thereof.

5.21                        Fiscal Year.  The Borrowers and their respective Subsidiaries shall have fiscal years ending on the last Saturday in September of each year and shall not change such fiscal years without the prior written consent of each Bank; provided, however, that Digital Page Grafica é Editora S.A. shall have a fiscal year ending on December 31 of each year; and provided further that so long as Courier is required to file reports with the Securities Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, the Borrowers and their Subsidiaries shall be permitted to change such fiscal years (all to the same date) upon thirty (30) days’ prior written notice thereof to the Agent (whereupon the Banks shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in the fiscal years of the Borrowers and their respective Subsidiaries).

5.22                        No Amendments to Certain Documents.  No Borrower shall at any time cause or permit any of the charter or other incorporation documents or by-laws of such Borrower or any of its Subsidiaries to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written agreement, consent or approval of each Bank, except for any such modification, amendment or supplement as would not, on the date on which proposed to be made, cause (a) an Event of Default or an event which, with notice or the passage of time, or both, would constitute an Event of Default, or (b) a breach of the financial covenants contained in Sections 5.24 through 5.26, inclusive, or 5.29 of this Agreement if such covenants were measured as of the date such modification, amendment or supplement is proposed to be made.

5.23                        No Termination of Certain Documents.  No Borrower shall at any time directly or indirectly terminate, cancel or rescind, or cause or permit, or otherwise agree or consent to or approve, the termination, cancellation or rescission of, any of the Loan Documents without (in each case) the express prior written agreement, consent or approval of each Bank.

5.24                        Funded Debt Ratio.  At the end of each fiscal quarter, for the preceding four consecutive fiscal quarters commencing with the fiscal quarter ending June 30, 2008, the Borrowers shall not cause or permit the ratio of (i) Consolidated Total Funded Debt to (ii) Consolidated EBITDA to be greater than 3.0 to 1 (the “Funded Debt Ratio”).

5.25                        [Intentionally Omitted.]

5.26                        Debt Service Coverage.  At the end of each fiscal quarter, for the preceding four consecutive fiscal quarters commencing with the fiscal quarter ending December 27, 2014, the Borrowers shall not cause or permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Total Debt Service to be less than 3.0 to 1.

5.27                        Subsidiaries.  The Borrowers shall give the Agent written notice of the formation after the date hereof of any Subsidiary, and agree that they shall cause any such

Subsidiary to engage in the business of conducting branches or divisions of the business now conducted by the Borrowers (or reasonable extensions or expansions thereof) or holding any of the property of any Borrower.

5.28                        Name Change.  The Borrowers shall give the Agent thirty (30) days’ prior written notice of any change in the name or corporate form of any Borrower or in the name under which its business is transacted.

5.29                        Anti-Corruption Laws; Sanctions.

(a)                                 No part of the proceeds of the Loans, Swing Line Loans or the Letters of Credits will be knowingly used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the UK Bribery Act, the FCPA or any other applicable anti-corruption law or otherwise for any payment that could constitute a violation of any applicable anti-bribery law or anti-corruption law.

(b)                                 The Borrowers will not, directly or indirectly, use the proceeds of the Loans, Swing Line Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, Swing Line Loans or Letters of Credit, whether as underwriter, advisor, investor, lender or otherwise.

SECTION 6.                            EVENTS OF DEFAULT; ACCELERATION.

6.1                               Any or all of the Obligations of the Borrowers to the Agent and the Banks shall, at the option of the Banks (acting through the Agent) and notwithstanding the provisions of any instrument evidencing an Obligation, be immediately due and payable without notice or demand upon the occurrence and continuation of any of the following events of default (individually, an “Event of Default”):

(i)                                     (a) any principal payable under this Agreement or any Note or the Swing Line Note shall not be paid within five (5) days after the date on which the same shall have first become due and payable or (b) any reimbursement obligation under any Letter of Credit shall not have been satisfied by the Borrowers immediately upon the same becoming due and payable (except where such Unreimbursed Amount is converted to a Revolving Loan in accordance with Section 2.10.3); or

(ii)                                  any interest or any other sum (except principal) payable to the Agent or any Bank under any of the Loan Documents shall not be paid punctually on the date on which the same shall have first become due and payable, and such failure to pay under this clause (ii) shall continue for more than one (1) day after the earlier of the date on which a principal officer of any Borrower shall have first become aware of such failure to pay or the Agent or any Bank shall have first notified any Borrower of such failure to pay; or

(iii)                               (a) any Borrower shall fail to perform, comply with or observe or shall otherwise breach any one or more of its covenants, agreements or obligations contained in the last paragraph of Section 2.5.1(ii) of this Agreement, or in Sections 5.5 through 5.8, inclusive, 5.14, 5.20, 5.23 through 5.26, inclusive, and 5.29 of this Agreement; or (b) any Borrower shall fail to perform, comply with or observe or shall otherwise breach any one or more of its covenants, agreements or obligations contained in Sections 5.9, 5.22, and 5.27 of this Agreement and such failure under this clause (b) shall continue for more than five (5) days after the earlier of the date on which any Borrower shall have first become aware of such failure or breach or the Agent or any Bank shall have first notified any Borrower of such failure or breach; or (c) any Borrower shall fail to perform, comply with or observe or shall otherwise breach any one or more of its covenants, agreements or obligations contained herein (other than those specified in clauses (a) and (b) hereof) or in any other Loan Document to which such Borrower is a party and such failure under this clause (c) shall continue for more than thirty (30) days after the earlier of the date on which any Borrower shall have first become aware of such failure or breach or the Agent or any Bank shall have first notified such Borrower of such failure or breach; or

(iv)                              any representation or warranty at any time made by or on behalf of any Borrower in any Loan Document or in any certificate, written report or statement furnished to the Agent or any Bank pursuant thereto shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(v)                                 any Borrower or any Subsidiary of any Borrower shall fail to pay when due, or within any applicable period of grace (not to exceed thirty (30) days), obligations for borrowed money, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money, for such period of time as would permit (including the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; excluding, however, from the operation of this clause, obligations for borrowed money, and agreements in connection therewith, not exceeding $500,000 in the aggregate; or

(vi)                              any Borrower or any Subsidiary of any Borrower shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) be generally not paying its debts as such debts become due, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect),

(e) file a petition seeking to take advantage of any other Debtor Relief Laws, (f) consent to any petition filed against it seeking an order for relief under the United States Bankruptcy Code or of any other Debtor Relief Laws, (g) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (h) take any corporate action for the purpose of effecting any of the foregoing; or

(vii)                           a proceeding or case shall be commenced against any Borrower or any Subsidiary of any Borrower in any court seeking (a) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, (c) an order for relief under the United States Bankruptcy Code, (d) similar relief in respect of it, under any law providing for the relief of debtors; and any such proceeding specified in (a) through (d) hereinabove (A) shall not be dismissed within thirty (30) days from the initiation thereof, or (B) shall not be contested by such Borrower or such Subsidiary in good faith and with due diligence; or action under the laws of the jurisdiction of incorporation or organization of any Borrower or any Subsidiary of any Borrower similar to any of the foregoing shall be taken with respect to any Borrower or any Subsidiary of any Borrower and such action shall not be dismissed within thirty (30) days from the initiation thereof, or during such thirty (30) day period such Borrower or such Subsidiary shall not contest the same in good faith and with due diligence; or

(viii)                        a court shall with respect to any Borrower or any Subsidiary of any Borrower order or enter (a) the liquidation, reorganization, dissolution, or composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, (c) order for relief under the United States Bankruptcy Code, (d) similar relief in respect of it, under any law providing for the relief of debtors, or (e) similar order under the laws of the jurisdiction of incorporation or organization; or

(ix)                              judgments or orders for the payment of money shall be entered against any Borrower or any Subsidiary of any Borrower by any court, or warrants of attachment or execution or similar process shall be issued or levied against property of any Borrower or any Subsidiary of any Borrower, which in the aggregate exceeds $500,000 in value, and the same shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied or stayed pending appeal, provided that the total out-of-pocket cost of any bond applied in order to procure a stay of execution in any such litigation shall not exceed $50,000; or

(x)                                 any Borrower or any member of the controlled group shall fail to pay when due a material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA or to a Plan under Section 412 of the Code or Section 302 of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Benefit Liabilities shall be filed under Title IV of ERISA by any Borrower or any member of the controlled group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against any Borrower to enforce Section 515 of ERISA and such proceedings shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(xi)                              any Loan Document shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the express prior written agreement, consent or approval of each Bank; or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of any Borrower or any other Person (other than the Agent or any Bank) bound thereby, or by any court or any other Governmental Authority of competent jurisdiction; or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents, or any one or more of the obligations of any Borrower or any other Person under any one or more of the Loan Documents, are illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; or

(xii)                           at any time after the date hereof, any Borrower shall own, both legally and beneficially, less than one hundred percent (100%) of all the issued and outstanding Voting Shares of each of its Subsidiaries, which Subsidiaries are set forth in Exhibit F hereto, or such lesser percentage as such Borrower may be permitted to own pursuant to Section 5.8 of this Agreement.

6.2                               Upon the occurrence of any Event of Default and at any time thereafter (unless such Event of Default shall theretofore have been remedied or waived), at the option of the Banks (acting through the Agent):  (i) the Revolving Credit Commitment and the Swing Line Commitment shall terminate in full, and each of the Banks shall thereupon be relieved of all of its obligations to make any Revolving Loans hereunder and the Agent shall thereupon be relieved of all of its obligations to make Swing Line Loans hereunder and the Issuing Bank shall thereupon be relieved of all of its obligations to make issue Letters of Credit hereunder; (ii) the unpaid principal amount of the Notes and the Swing Line Note together with accrued interest thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and (iii) the Agent, the Issuing Bank and each of the Banks may exercise any and all rights it has under this Agreement, the Notes, the Swing Line Note, the other Loan Documents or any other documents or agreements executed in connection with the transactions contemplated by this Agreement, or by law or equity, and proceed to protect and enforce the Agent’s, the Issuing Bank’s each Bank’s rights by any action at law, suit in equity or other appropriate proceeding, whether for specific performance or for an injunction against a violation of any covenant contained herein or in any Loan Document or in aid of the exercise of any power granted hereby or thereby or by law.

SECTION 7.                            SET-OFF

7.1                               Any deposits or other sums at any time credited by or due from any Bank to any Borrower, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any collateral or other source of payment whatsoever, may at any time after the occurrence and during the continuance of an Event of Default, be applied to or set off against Obligations on which any Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which any Borrower is secondarily liable, and in furtherance of the foregoing each Borrower grants the Agent and each Bank a lien on and security interest in all such deposits to secure payment of the Obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank, the Swing Line Lender and the Banks, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Except as otherwise provided herein, such amounts that may be applied to or set off against Obligations are to be ratably applied to all Obligations owed to the Agent and each Bank under this Agreement with reasonable promptness

7.2                               Any deposits or other sums which at any time may be credited to any Borrower by or due to it from any Participant may at any time after the occurrence and during the continuance of an Event of Default, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any collateral or other source of payment whatsoever, be applied to or set off by such Participant against the then outstanding indebtedness of any Borrower hereunder.

SECTION 8.                            CONCERNING THE AGENT AND THE BANKS.

8.1                               Appointment and Authorization.  Each of the Banks hereby appoints Citizens, acting through its head office, to serve as Agent under this Agreement and the other Loan Documents and irrevocably authorizes the Agent to take such action as Agent on such Bank’s behalf under this Agreement and the other Loan Documents and to exercise such powers and to perform such duties under this Agreement, the other Loan Documents and the other documents and instruments executed and delivered in connection with the consummation of the transactions contemplated hereby as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

8.2                               Agent and Affiliates.  Citizens shall have the same rights and powers under this Agreement and the other Loan Documents as each other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Citizens and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or Affiliate of any Borrower as if it were not the Agent hereunder and under the other Loan Documents.  Except as otherwise provided by the terms of this Agreement, nothing herein shall prohibit any of the Banks from accepting deposits from, lending money to or generally engaging in any kind of business with any Borrower or Affiliate of any Borrower.

8.3                               Future Advances. In order to more conveniently administer the Revolving Loans, Citizens, Key, TD and JPM do hereby authorize the Agent and Citizens to make all Revolving Loans and advances, subject to the terms and conditions of this Agreement, to the Borrowers, which are requested by the Borrowers on any Business Day.  Citizens, Key, TD and JPM do hereby further irrevocably agree, whether or not this Agreement has been terminated, an Event of Default has occurred, the Agent has accelerated the Obligations or the Agent is proceeding to liquidate any collateral, to transfer to the Agent on the last Business Day of each week, if not already transferred, sufficient immediately available federal funds to reimburse the Agent for Citizens, Key, TD and JPM’s respective Commitment Percentages of all Revolving Loans and other advances made during such weekly period after taking into account payments received by the Agent; provided, however, that upon the request of the Agent, such reimbursement shall also be required to be made by Citizens, Key, TD and JPM at the end of any fiscal quarter and fiscal year of the Borrowers.  Any payments made by the Agent on behalf of any Borrower shall constitute Revolving Loans or other advances initially made by the Agent at such time as such funds are actually provided, or such payments are made, by the Agent.  All Revolving Loans and other advances made by the Agent on behalf of Citizens, Key, TD and JPM shall be, for purposes of interest income and other charges, considered loans from Citizens, Key, TD and JPM to the Borrowers at such time as the Agent receives from Citizens, Key, TD and JPM funds as provided in this Section 8.3, and prior to such time such Revolving Loans and advances shall be considered, for purposes of interest income and other charges, loans from Citizens.  The Agent may at any time upon notice to Citizens, Key, TD and JPM (i) refuse to make Revolving Loans and advances on behalf of Citizens, Key, TD and JPM unless Citizens, Key, TD and JPM shall have provided to the Agent immediately available federal funds sufficient to cause the outstanding Revolving Loans to equal each of the Banks’ respective Commitment Percentage; (ii) require Citizens, Key, TD and JPM to fund such Revolving Loans and advances before making such Revolving Loans and advances to the Borrower requesting the same; or (iii) require that Citizens, Key, TD and JPM immediately transfer to the Agent on each Business Day immediately available federal funds sufficient to cause the outstanding Revolving Loans to equal each of the Banks’ respective Commitment Percentage.  Notwithstanding the provisions hereof, the obligations to make Revolving Loans and advances under the terms of this Agreement shall be the several and not joint obligation of Citizens, Key, TD and JPM, and any advances made by the Agent on behalf of Citizens, Key, TD and JPM are strictly for the administrative convenience of the parties and shall in no way diminish Citizens, Key, TD and JPM’s liability to the Agent to repay the Agent for such Revolving Loans and advances.

8.4                               Payments.  All payments and prepayments of principal of Revolving Loans received by the Agent shall be paid to each of the Banks pro rata in accordance with their respective Commitment Percentage.  All such payments from the Borrowers received by the Agent shall be held in trust for the benefit of the Banks.  As each such payment is received by the Agent, the Agent shall promptly charge or credit each of the Banks to the extent necessary to ensure that as between them, each of the Banks holds its respective Commitment Percentage of outstanding Revolving Loans, based on the then unpaid aggregate principal amounts of the Revolving Loans outstanding.

8.5                               Interest, Fees and Other Payments.  (i) All payments of interest received by the Agent in respect of Revolving Loans, except as otherwise provided by the terms of this Agreement, and all other fees and premiums received by the Agent hereunder or in respect of Revolving Loans shall be shared by the Banks pro rata in accordance with their respective Commitment Percentages.  (ii) All payments received by the Agent pursuant to Section 10.7 of this Agreement shall be applied by the Agent to reimburse itself, Citizens, Key, TD or JPM as the case may be, on account of the Obligation, tax, charge or expense in respect of which such payment is made.

8.6                               Action by Agent.

(i)                                     The obligations of the Agent hereunder are only those expressly set forth herein.  The Agent shall have no duty to exercise any right or power or remedy hereunder, under any other Loan Document, or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder.

(ii)                                  The Agent shall keep records of the Revolving Loans and Swing Line Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Agent hereunder on behalf of the Banks.

(iii)                               Upon the occurrence of an Event of Default, the Agent shall exercise, if so directed by the Banks, the option of the Banks pursuant to Section 6.2 hereof to declare all Obligations immediately due and payable and take such action as may be necessary or desirable to collect the Obligations and enforce the rights and remedies of the Agent or the Banks with respect to any collateral or otherwise.

(iv)                              Whether or not an Event of Default shall have occurred, the Agent may from time to time exercise the rights of the Agent and Banks hereunder, under the other Loan Documents, or under the other documents or instruments executed or delivered in connection with or as contemplated by this Agreement as it reasonably may deem necessary or desirable to protect any collateral and the interests of the Agent and the Banks.

8.7                               Consultation with Experts.  The Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts.  The Agent may employ agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such agents or attorneys.

8.8                               Liability of Agent.  The Agent shall exercise the same care to protect the interests of each of the Banks as it does to protect its own interests, so that so long as the Agent exercises such care it shall not be under any liability to any of the Banks, except for the Agent’s gross negligence or willful misconduct with respect to anything it may do or refrain from doing.  Subject to the immediately preceding sentence, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Agent.  Without limiting the generality of the foregoing, neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document, or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Sections 4.1 or 4.2 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, enforceability or genuineness of this Agreement, the Notes, the Swing Line Note, the other Loan Documents or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement.  The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

8.9                               Indemnification.  Each Bank agrees to indemnify the Agent (to the extent the Agent is not reimbursed by any Borrower), ratably in accordance with its Commitment Percentage, from and against any cost, expense (including attorneys’ fees and disbursements), claim, demand, action, loss or liability which the Agent may suffer or incur in connection with this Agreement or any other Loan Document, or any action taken or omitted by the Agent hereunder or thereunder, or the Agent’s relationship with the Borrowers hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder.  No payment by any Bank under this Section shall in any way relieve any Borrower of its obligations under this Agreement with respect to the amounts so paid by any Bank, and the Banks shall be subrogated to the rights of the Agent, if any, in respect thereto.

8.10                        Independent Credit Decision.  Each of the Banks represents and warrants to the Agent that it has, independently and without reliance upon the Agent or the other Banks and based on the financial statements referred to in Section 3.7 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement.  Each of the Banks acknowledges that it has not relied upon any representation by the Agent and that the Agent shall not be responsible for any statements in or omissions from any documents or information concerning the Borrowers, this Agreement, the Notes, the Swing Line Note, the other Loan Documents or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement.  Each of the Banks acknowledges that it will, independently and without reliance upon the Agent or the other Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

8.11                        Successor Agent.  Citizens, or any successor Agent, may resign as Agent at any time by giving written notice thereof to the Banks and Courier on behalf of the Borrowers.  Upon any such resignation, the Banks shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank (or Affiliate thereof) or savings and loan association organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America or any State thereof and having a combined capital, surplus and undivided profits of at least $100,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

8.12                        No Duties.  Anything herein to the contrary notwithstanding, none of the sole lead arranger, sole book runner, or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Bank or the Issuing Bank hereunder.

SECTION 9.                            COURIER AS AGENT FOR BORROWERS.

Each Borrower (other than Courier) hereby appoints Courier as its non-fiduciary agent with respect to the receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder.  The Agent and each Bank is hereby entitled to rely on any communications given or transmitted by Courier as if such communication were given or transmitted by each and every Borrower; provided, however, that any communication given or transmitted by any Borrower other than Courier shall be binding with respect to such Borrower.  Any communication given or transmitted by the Agent or any Bank to Courier shall be deemed given and transmitted to each and every Borrower.

SECTION 10.                     MISCELLANEOUS.

10.1                        Written Notices.  Any notices, expressly required by this Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, when sent by telex or facsimile transmission, one (1) day after being delivered to any overnight delivery service freight pre-paid or three (3) days after deposit in the mails, postage prepaid, and addressed to such party at its address given at the beginning of this Agreement or at any other address specified in writing.  Written notices to the Borrowers shall be sent to the attention of Peter M. Folger, Senior Vice President and Chief Financial Officer and Rajeev Balakrishna, Vice President and General Counsel, or to such other officers as may be designated by the Borrowers; and written notices to the Agent, Citizens and the Issuing Bank shall be sent to the attention of such officer as may be designated by the Agent, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110-3333, Attention:  Philip A. Herman, Esq., written notices to Key shall be sent to the attention of such officer as may be designated by Key, written notices to TD shall be sent to the attention of such officer as may be designated by TD, and written notices to JPM shall be sent to the attention of such officer as may be designated by JPM.  Any notice, unless otherwise specified, may be given orally or in writing.

10.2                        Term of Agreement.  This Agreement shall continue in force and effect so long as the Revolving Credit Commitment and the Swing Line Commitment, any portion of the Loans, Swing Line Loans, Letters of Credit or any Obligation of any Borrower for any interest, fee, charge or expense shall be outstanding.

10.3                        No Waivers.  No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

10.4                        Further Assurances.  Each Borrower shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Agent or any Bank may reasonably require more completely to vest in and assure to the Agent and the Banks its rights hereunder and under the other Loan Documents, and to carry into effect the provisions and intent of this Agreement and the other Loan Documents.

10.5                        Governing Law.  This Agreement and the other Loan Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without regard to conflicts of laws rules).  Any legal action or proceeding arising out of or relating to this Agreement or any Obligation may be instituted in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and the Borrowers hereby irrevocably submit to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Agent’s or any Bank’s rights to bring any legal action or proceeding in any other appropriate jurisdiction.

10.6                        Payments in Immediately Available Funds.  All payments required of the Borrowers hereunder or under the Notes or under the Swing Line Note shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

10.7                        Expenses and Indemnification for Costs (Other Than Taxes).

(a)                                 Other than with respect to Taxes, the Borrowers shall pay all (i) Intentionally Omitted, (ii) charges and expenses of every kind or description, reasonably incurred or expended by the Agent, the Banks or the Issuing Bank in connection with or in any way related to the Agent’s, the Banks’ or the Issuing Bank’s relationship with the Borrowers, whether hereunder or otherwise including, without limitation, attorneys’ fees and expenses and those charges and expenses incurred or expended in connection with the preparation, execution, delivery, interpretation or amendment of this Agreement, the Notes, the Swing Line Note, the other Loan Documents and any related agreement, instrument or document, the making of the Loans, and the protection or enforcement of the Agent’s, the Banks’ or the Issuing Bank’s rights hereunder and (iii) fees and expenses reasonably incurred, expended or charged by the Agent, the Banks or the Issuing Bank in connection with any examination of the business, assets or properties of the Borrowers, conducted after and during the continuance of an Event of Default, whether or not conducted by employees of the Agents, any Bank or the Issuing Bank.  The Borrowers authorize the Agent, the Banks and the Issuing Bank to charge the Loan Account or any deposit account which the Borrowers may maintain with the Agent, any Bank or the Issuing Bank for any of the foregoing; provided that prior to an Event of Default only principal and interest shall be charged against the deposit accounts of the Borrowers with the Agent, any Bank or the Issuing Bank.  For the avoidance of doubt, this Section 10.7 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)                                 The Borrowers shall, jointly and severally, absolutely and unconditionally indemnify and hold the Agent, each Bank and the Issuing Bank harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Agent, any Bank or the Issuing Bank or by any of their respective shareholders, directors, officers, employees, subsidiaries, affiliates or agents (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Agent, such Bank or the Issuing Bank) on account of or in relation to any of the arrangements or transactions contemplated by, associated with or ancillary to either this Agreement, or any of the other documents executed or delivered in connection herewith (including, without limitation, those arising as a result of a breach by the Borrowers of any Environmental Laws, whether or not disclosed in Exhibit B attached hereto), whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement, or any of such documents, are ultimately consummated.

10.8                        Amendments, Waivers, Etc.  Except as otherwise expressly provided in this Agreement or any of the other Loan Documents:  (i) each of the Loan Documents may be modified, amended or supplemented in any respect whatever only with the prior written consent or approval of the Majority Banks and the Borrowers; and (ii) the performance or observance by the Borrowers of any of their covenants, agreements or obligations under any of the Loan Documents may be waived only with the written consent of the Majority Banks; provided, however, that the following changes shall require the written consent, agreement or approval of all of the Banks:  (A) any decrease in the amount or postponement of the due date of any of the Obligations; (B) any decrease in the interest rates or letter of credit fees prescribed in any of the Notes, the Swing Line Note or this Agreement; (C) any increase in the Revolving Credit Commitment or Commitment Percentage of any of the Banks, except as permitted by Section 10.10; (D) any change in the definition of Majority Banks; (E) the extension of the expiry date of any Letter of Credit beyond the Revolving Credit Maturity Date (except where the Borrowers have Cash Collateralized such Letter Credit or have provided a backing letter of credit in a form and from an issuer acceptable to the Agent and the Issuing Bank); (F) any change in the prohibition on the Borrowers’ ability to assign or transfer any of their rights or obligations hereunder; and (G) any change in the terms of this Section 10.8.  Any change to Section 8 or any other provision of this Agreement affecting the rights or obligations of the Agent shall not be amended or modified without the prior written consent of the Agent.  Any change to Section 2.10 or any other provision of this Agreement affecting the rights or obligations of the Issuing Bank shall not be amended or modified without the prior written consent of the Issuing Bank.

Without limitation of the foregoing, it is agreed that any requirement in any Loan Document of the consent or waiver of the Banks shall be deemed to require the consent or waiver of the Majority Banks.

10.9                        Binding Effect of Agreement; Participations; Assignments.

(a)                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Banks, the Issuing Bank, all future holders of the Notes and their respective successors and assigns permitted hereby.  The Banks may, in accordance with the provisions of this Section 10.9, sell, assign or otherwise transfer all or any portion of their respective right, title and interest in, and their respective Obligations under, this Agreement and the Loans and Swing Line Loans made and to be made hereunder, or grant participations in their respective right, title and interest herein and therein.  No Borrower may assign or transfer any of its rights or obligations hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns and participants permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Participations.  Any Bank may at any time, without the consent of, or notice to the Borrower or the Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) each participation must be for an amount equal to at least $5,000,000 of such Bank’s Revolving Credit Commitment and Loans, (ii) such Bank’s obligations under this Agreement shall remain unchanged, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the Borrower, the Agent, the Issuing Bank, the Swing Line Lender and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 8.9 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment or waiver of any provision of this Agreement which would increase or otherwise change such Revolving Credit Commitment or reduce the principal of or rate of interest on the Loans subject to such participation, or postpone the date fixed for any payment of principal or of interest on any Loans. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.5.6, 2.11 and 2.12 (subject to the requirements and limitations therein) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 2.15 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 and 2.12, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan

Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Assignments.  Any Bank may at any time sell or assign to any other Bank or any Affiliate or Approved Fund thereof and to one or more additional banks, insurance companies, financial institutions, investment funds or other entities (an “Assignee”), all or any part of its rights and obligations under this Agreement and the Notes (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it), subject to the following conditions:

(i)                                     No Bank will assign to any Assignee less than an aggregate amount equal to $5,000,000 of such Bank’s Revolving Credit Commitment and Loans;

(ii)                                  Except as otherwise provided herein, any assignment shall require the prior written consent of the Agent and, provided that no Default or Event of Default has occurred and is continuing, the Borrowers, which consent may not be unreasonably withheld; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Agent or Borrower shall be required for any Bank’s pledge or assignment to a Federal Reserve Bank as permitted under Section 10.9(f).

(iii)                               Any assignment to an existing Bank, or Affiliate or Approved Fund thereof, shall not require the consent of the Borrowers nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein;

(iv)                              No assignment of any Loans or Revolving Credit Commitment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(v)           Upon the effective date of assignment, and subject to the other terms and conditions hereof, (1) the Assignee thereunder shall be a party hereto and, to the extent provided in the assignment agreement between the Assignee and transferor Bank, have the rights and obligations of a Bank hereunder with a Revolving Credit Commitment as set forth therein, and (2) the transferor Bank thereunder shall, to the extent provided in such assignment agreement, be released from its obligations under this Agreement (and, in the case of an assignment agreement covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto; provided, however, that such Bank shall continue to be entitled to any rights under Sections 2.11 and 2.12 as well as any indemnification rights hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment), and provided further that, except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (b) of this Section.  Any assignment agreement effectuating an assignment in accordance with the terms of this Section shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes.  On or prior to the effective date specified in such assignment agreement, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the Notes delivered to the Agent pursuant to such assignment agreement new Notes to the order of such Bank in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such assignment agreement and, unless the transferor Bank has not retained a Revolving Credit Commitment hereunder, new Notes to the transferor Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Such new Notes shall be dated as of the Effective Date and shall otherwise be in the form of the Notes replaced thereby.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank, the Swing Line Lender and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its pro rata share thereof.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)         The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each assignment agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Bank and the Revolving Credit Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time.  A Loan (and the related Note) recorded on the Register shall only be assigned or sold in whole or in part upon registration of such assignment or sale on the Register.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank for all purposes of this Agreement.  This Section 10.9(vii) shall be construed so that the Loan (and the related Note) is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (and any other relevant or successor provisions of the Code or such regulations).  The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(viii)        Assignment Fee.   The transferor Bank or its Assignee shall pay an assignment fee of $1,500 to the Agent, solely for the account of the Agent.

(d)           The Borrowers authorize each Bank to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Borrowers and their Subsidiaries which has been delivered to such Bank by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrowers in connection with such Bank’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement, in each case subject to Section 5.16.

(e)           At the time of each assignment pursuant to this Section 10.9(c) to a Person which is not already a Bank hereunder, the respective Assignee shall provide to the Borrowers and the Agent the appropriate Internal Revenue Service Forms described in Section 2.12.

(f)            Nothing herein shall prohibit any Bank from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Bank, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g)           Notwithstanding anything to the contrary contained in this Agreement, any Bank may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Agent and such Bank.

10.10      Computation of Interest and Fees.  Interest, fees and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due.  If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  Except as otherwise expressly provided in this Agreement, if any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment.

10.11      Entire Agreement.  This Agreement (including the exhibits hereto) and the other Loan Documents set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto.

10.12      No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that:  (i) (A) entering into this Agreement is an arm’s-length commercial transaction between the Borrowers on one hand and the Banks, Agent and Issuing Bank on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Banks, Agent and Issuing Bank have not been, are not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers and (B) the Banks, Agent and Issuing Bank have no obligation to any Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Banks, Agent, Issuing Bank and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers or their Affiliates, and neither the Banks, Agent, Issuing Bank, nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against the Banks, Agent, Issuing Bank or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.13      Existing Loan Agreement Amended and Restated.  On the Effective Date, (a) this Agreement shall amend and restate the Existing Loan Agreement in its entirety but, for the avoidance of doubt, shall not constitute a novation of the parties’ rights and obligations thereunder, (b) the “Revolving Credit Commitment” and “Swing Line Commitment” thereunder (as as defined therein) shall automatically continue as the “Revolving Credit Commitment” and “Swing Line Commitment” herein, (c) the rights and obligations of the parties hereto evidenced by the Existing Loan Agreement shall be evidenced by this Agreement and the other Loan Documents, (d) the “Revolving Loans” and “Swing Line Loans” under (and as defined in) the Existing Loan Agreement which are outstanding as of the Effective Date shall remain outstanding and be continued as Revolving Loans and Swing Line Loans, as applicable, hereunder, and shall bear interest and be subject to such other fees and terms as set forth in this Agreement, and (e) the “Letters of Credit” under (and as defined in) the Existing Loan Agreement which have been issued but have not expired as of the Effective Date shall be “Letters of Credit” hereunder.  All interest, fees and expenses, if any, owing or accruing under or in respect of the Existing Loan Agreement through the Effective Date shall be calculated as of the Effective Date (pro-rated in the case of any fractional periods), and shall be paid on the Effective Date.

10.14      Captions.  The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement.

10.15      Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

10.16      Severability.  The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holdings shall not affect or impair any other provision hereof.

10.17      Judgment Currency.  If for the purposes of obtaining a judgment in any court or obtaining an order enforcing a judgment it is necessary to convert any amount due from the Borrowers hereunder or under the Notes, under the Swing Line Note or under any Letter of Credit in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, then the conversion shall be made at the Agent’s spot rate of exchange for buying the specified currency with such other currency, in accordance with normal banking procedures, prevailing at the Agent’s close of business on the business day next preceding the day on which the judgment is given or the order is made.  In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, the Borrowers shall pay such additional amount as may be necessary to ensure that the amount paid is the amount of such other currency which permits the Agent to purchase the amount of the specified currency due when such judgment or order is issued at the Agent’s spot rate of exchange for buying the specified currency with such other currency, in accordance with normal banking procedures, prevailing at the Agent’s opening of business on the date of payment.

10.18      WAIVER OF JURY TRIAL.  THE BORROWERS HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN ANY OF THE BORROWERS AND THE AGENT, THE BANKS AND/OR THE ISSUING BANK.  THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE BORROWERS, THE AGENT, THE BANKS AND/OR THE ISSUING BANK AND DELIVERED TO THE AGENT, THE BANKS, THE ISSUING BANK OR THE BORROWERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL.  THE BORROWERS FURTHER ACKNOWLEDGE THAT ALL DOCUMENTS DELIVERED BY THE AGENT, THE BANKS, THE ISSUING BANK OR THE BORROWERS ARE SUBJECT TO THIS WAIVER OF JURY TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, INSTRUMENTS OR LETTERS OR THE LIKE.  THE BORROWERS FURTHER CONFIRM THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

WITNESS the execution hereof under seal on the day and year first above written.

The Borrowers:

COURIER CORPORATION,
COURIER COMPANIES, INC.,
COURIER PUBLISHING, INC.,
COURIER KENDALLVILLE, INC.,
COURIER PROPERTIES, INC.,
NATIONAL PUBLISHING COMPANY,
COURIER NEW MEDIA, INC.,
DOVER PUBLICATIONS, INC.,
RESEARCH & EDUCATION ASSOCIATION, INC.,
MOORE-LANGEN PRINTING COMPANY, INC.,
COURIER INTERNATIONAL HOLDINGS, LLC,
FASTPENCIL, INC.

By:	/s/ Lee Cochrane
Name: Lee Cochrane
Title: Vice President and Treasurer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

(CITIZENS/COURIER 2014)

The Banks:

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Jones
Name: Michael Jones
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John C. Everett
Name: John C. Everett
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jacob Dowden
Name: Jacob Dowden
Title: Senior Vice President

TD BANK, N.A.

By:	/s/ William F. Granchelli
Name: William F. Granchelli
Title: Vice President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

(CITIZENS/COURIER 2014)

The Agent:

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Jones
Name: Michael Jones
Title: Vice President

The Issuing Bank:

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory P. Buscone
Name: Gregory P. Buscone
Title: SVP

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

(CITIZENS/COURIER 2014)

EXHIBIT A-1

Amended and Restated

Revolving Credit Note

$[20,000,000][30,000,000]	Boston, Massachusetts
December 19, 2014

FOR VALUE RECEIVED, the undersigned (hereinafter, together with their respective successors in title and assigns, collectively called the “Borrowers”), by this promissory note (hereinafter, called this “Note”), absolutely and unconditionally promise to pay to the order of                         (hereinafter, together with its successors in title and assigns, called the “Bank”), the principal sum of [TWENTY][THIRTY] MILLION DOLLARS AND 00/100 ($[20,000,000][30,000,000]), or so much thereof as shall have been advanced by the Bank to the Borrowers by way of revolving loans under the Credit Agreement (as hereinafter defined) and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

The entire unpaid principal (not at the time overdue) of this Note shall bear interest at the rate or rates from time to time in effect under the Credit Agreement.  Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Credit Agreement.

On December 17, 2019, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrowers hereunder, and the Borrowers hereby jointly and severally promise to pay to the holder hereof, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided by the Credit Agreement.  The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become and be absolutely due and payable by the Borrowers to the holder hereof on demand by the holder of this Note.  Interest on each overdue amount will continue to accrue as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded monthly until the obligations of the Borrowers in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrowers directly to the Agent in U.S. Dollars, at the Agent’s Head Office (as hereinafter defined), on the due date of such payment, and in immediately available and freely transferable funds.  All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

This Note is made and delivered by the Borrowers to the Bank pursuant to a Third Amended and Restated Revolving Credit Agreement, dated as of December 19, 2014, among the Borrowers, the Banks, the Agent and the Issuing Bank (hereinafter, as varied or supplemented or amended and restated, called the “Credit Agreement”).  This Note evidences the joint and several obligations of the Borrowers (a) to repay the principal amount of each Revolving Loan (as defined in the Credit Agreement) made by the Bank to the Borrowers pursuant to the Credit Agreement; (b) to pay interest, as herein and therein provided, on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts which may become due and payable hereunder as herein provided.  Reference is hereby made to the Credit Agreement (including the Exhibits annexed thereto) for a complete statement of the terms thereof.

No reference herein to the Credit Agreement or to any provisions thereof shall impair the obligations of the Borrowers, which are absolute, unconditional and irrevocable, to pay the principal of and the interest on this Note and to pay all (if any) other amounts which may become due and payable on or in respect of this Note or the indebtedness evidenced hereby, strictly in accordance with the terms and the tenor of this Note.

For all purposes of this Note, the following terms shall have the respective meanings set forth below:

(a)                                 “Agent” means Citizens Bank, National Association, acting in its capacity as Agent for the Banks under the Credit Agreement.

(b)                                 “Agent’s Head Office” means the head office of Agent located at 28 State Street, Boston, Massachusetts 02109.

(c)                                  “Banks” shall have the meaning ascribed to such term in the Credit Agreement.

(d)                                 “holder” means the Bank in possession of this Note or any other Person who is at the time the lawful holder in possession of this Note.

(e)                                  “Issuing Bank” means Citizens Bank, National Association, acting in its capacity as Issuing Bank under the Credit Agreement.

The Borrowers will have the right to prepay the unpaid principal of this Note in full or in part upon the terms contained in the Credit Agreement.  The Borrowers will have an obligation to prepay principal of this Note upon the terms contained in the Credit Agreement.  Any partial payment of the indebtedness evidenced by this Note shall be applied in accordance with the terms of the Credit Agreement.

Pursuant to, and upon the terms contained in, Section 6 of the Credit Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable, whereupon the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the holder of this Note without presentment, demand, protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrowers.

All computations of interest payable as provided in this Note shall be made by the Agent on the basis of the actual number of days elapsed divided by 360.  The Prime Rate (as defined in the Credit Agreement) in effect from time to time shall be determined in accordance with the terms of the Credit Agreement.

Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrowers hereby jointly and severally promise to pay to the holder of this Note, upon demand by the holder hereof at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and attorneys’ fees and all other collection charges and expenses reasonably incurred or sustained by the holder of this Note.

The Borrowers hereby irrevocably waive notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note.  The Borrowers hereby absolutely and irrevocably consent and submit to the jurisdiction of the Courts of the Commonwealth of Massachusetts and of any Federal Court located in the said Commonwealth in connection with any actions or proceedings brought against the Borrowers by the holder hereof arising out of or relating to this Note.

This Note is intended to take effect as a sealed instrument.  This Note and the obligations of the Borrowers hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts.

Each of the Borrowers shall be jointly and severally liable for the full amount owing under this Note.

IN WITNESS WHEREOF, this AMENDED AND RESTATED REVOLVING CREDIT NOTE has been duly executed by the undersigned on the day and in the year first above written in Boston, Massachusetts.

The Borrowers:

COURIER CORPORATION,
COURIER COMPANIES, INC.,
COURIER PUBLISHING, INC.,
COURIER KENDALLVILLE, INC.,
COURIER PROPERTIES, INC.,
NATIONAL PUBLISHING COMPANY,
COURIER NEW MEDIA, INC.,
DOVER PUBLICATIONS, INC.,
RESEARCH & EDUCATION ASSOCIATION, INC.,
MOORE-LANGEN PRINTING COMPANY, INC.,
COURIER INTERNATIONAL HOLDINGS, LLC,
WITNESS:	FASTPENCIL, INC.

By:
Title:	Name: Lee Cochrane
Title: Vice President and Treasurer

EXHIBIT A-2

Amended and Restated Swing Line Note

$15,000,000	Boston, Massachusetts
December 19, 2014

FOR VALUE RECEIVED, the undersigned (hereinafter, together with their respective successors in title and assigns, collectively called the “Borrowers”), by this promissory note (hereinafter, called “this Note”), absolutely and unconditionally promise to pay to the order of CITIZENS BANK, NATIONAL ASSOCIATION (hereinafter, together with its successors in title and assigns, called the “Bank”), the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000), or so much thereof as shall have been advanced by the Bank to the Borrowers by way of swing line loans under the Credit Agreement (as hereinafter defined) and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

The entire unpaid principal (not at the time overdue) of this Note shall bear interest at the rate or rates from time to time in effect under the Credit Agreement.  Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Credit Agreement.

On December 17, 2019, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrowers hereunder, and the Borrowers hereby jointly and severally promise to pay to the holder hereof, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided by the Credit Agreement.  The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become and be absolutely due and payable by the Borrowers to the holder hereof on demand by the holder of this Note.  Interest on each overdue amount will continue to accrue as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded monthly until the obligations of the Borrowers in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrowers directly to the Agent in U.S. Dollars, at the Agent’s Head Office (as hereinafter defined), on the due date of such payment, and in immediately available and freely transferable funds.  All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

This Note is made and delivered by the Borrowers to the Bank pursuant to a Third Amended and Restated Revolving Credit Agreement, dated as of December 19, 2014 among the Borrowers, the Banks, the Agent and the Issuing Bank (hereinafter, as varied or supplemented or amended and restated, called the “Credit Agreement”).  This Note evidences the joint and several obligations of the Borrowers (a) to repay the principal amount of each Swing Line Loan (as defined in the Credit Agreement) made by the Bank to the Borrowers pursuant to the Credit Agreement; (b) to pay interest, as herein and therein provided, on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts which may become due and payable hereunder as herein provided.  Reference is hereby made to the Credit Agreement (including the Exhibits annexed thereto) for a complete statement of the terms thereof.

No reference herein to the Credit Agreement or to any provisions thereof shall impair the obligations of the Borrowers, which are absolute, unconditional and irrevocable, to pay the principal of and the interest on this Note and to pay all (if any) other amounts which may become due and payable on or in respect of this Note or the indebtedness evidenced hereby, strictly in accordance with the terms and the tenor of this Note.

For all purposes of this Note, the following terms shall have the respective meanings set forth below:

(a)                                 “Agent” means Citizens Bank, National Association, acting in its capacity as Agent for the Banks under the Credit Agreement.

(b)                                 “Agent’s Head Office” means the head office of Citizens located at 28 State Street, Boston, Massachusetts 02109.

(c)                                  “Banks” shall have the meaning ascribed to such term in the Credit Agreement.

(d)                                 “holder” means the Bank in possession of this Note or any other Person who is at the time the lawful holder in possession of this Note.

(e)                                  “Issuing Bank” means Citizens Bank, National Association, acting in its capacity as Issuing Bank under the Credit Agreement.

The Borrowers will have the right to prepay the unpaid principal of this Note in full or in part upon the terms contained in the Credit Agreement.  The Borrowers will have an obligation to prepay principal of this Note upon the terms contained in the Credit Agreement.  Any partial payment of the indebtedness evidenced by this Note shall be applied in accordance with the terms of the Credit Agreement.

Pursuant to, and upon the terms contained in, Section 6 of the Credit Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable, whereupon the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the holder of this Note without presentment, demand, protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrowers.

All computations of interest payable as provided in this Note shall be made by the Agent on the basis of the actual number of days elapsed divided by 360.  The Prime Rate (as defined in the Credit Agreement) in effect from time to time shall be determined in accordance with the terms of the Credit Agreement.

Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrowers hereby jointly and severally promise to pay to the holder of this Note, upon demand by the holder hereof at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and attorneys’ fees and all other collection charges and expenses reasonably incurred or sustained by the holder of this Note.

The Borrowers hereby irrevocably waive notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note.  The Borrowers hereby absolutely and irrevocably consent and submit to the jurisdiction of the Courts of the Commonwealth of Massachusetts and of any Federal Court located in the said Commonwealth in connection with any actions or proceedings brought against the Borrowers by the holder hereof arising out of or relating to this Note.

This Note is intended to take effect as a sealed instrument.  This Note and the obligations of the Borrowers hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts.

Each of the Borrowers shall be jointly and severally liable for the full amount owing under this Note.

IN WITNESS WHEREOF, this AMENDED AND RESTATED SWING LINE NOTE has been duly executed by the undersigned on the day and in the year first above written in Boston, Massachusetts.

COURIER CORPORATION,
COURIER COMPANIES, INC.,
COURIER PUBLISHING, INC.,
COURIER KENDALLVILLE, INC.,
COURIER PROPERTIES, INC.,
NATIONAL PUBLISHING COMPANY,
COURIER NEW MEDIA, INC.,
DOVER PUBLICATIONS, INC.,
RESEARCH & EDUCATION ASSOCIATION, INC.,
MOORE-LANGEN PRINTING COMPANY, INC.,
COURIER INTERNATIONAL HOLDINGS, LLC,
FASTPENCIL, INC.

By:	/s/
Name: Lee Cochrane
Title: Vice President and Treasurer

EXHIBIT B

DISCLOSURE STATEMENT

Revolving Credit Agreement Section, and
Information Requested	Disclosure

3.1 Organization and Qualification
-Borrower information	-Courier Corporation: incorporated and qualified in Massachusetts

-Subsidiary information	-Refer to Exhibit F

3.4 Approvals and Consents	-No exceptions

3.5 Title to Properties; Absence of Liens	- The Borrowers have two HP Indigo 7500 cover presses in its digital facilities that are part of a “try and buy program” from HP. The presses are owned by HP and have been loaned to the Borrowers.

-The Borrowers use consigned paper in certain facilities, which paper is owned by third parties and subject to a lien.

-In addition, please see Exhibit I for other liens on the Borrowers’ other assets.

3.6 Compliance	-No exceptions

3.7 Financial Statements
-Material adverse changes since filing September 27, 2014 Form 10-K	-No exceptions

3.9 Taxes
-Waivers extending applicable statute of limitations	-No exceptions

3.10 Litigation	-No exceptions

3.13 ERISA

-List of plans	Retirement Plans:

1) Courier Profit Sharing and Savings Plan
2) Dover Publications Inc. Retirement Income Plan

Multi-Employer Union Retirement Plans:

3) Graphic Communications International Union — Employer Retirement Fund
4) Bindery Industry Employer GCC/IBT Pension Fund

Welfare Plans:

5) Courier Corporation Group Life Insurance Plan
6) Courier Corporation Health Insurance Plan
7) Courier Corporation Group Weekly Indemnity Benefit Plan
8) Courier Corporation Long-Term Disability Plan
9) National Publishing Company Health Plan
10) Dental Insurance Plan of National Publishing Company
11) Courier Corporation Travel Accident Insurance Plan
12) Moore Langen Dental Plan
13) Moore Langen Supplemental Insurance Plan
14) Courier Corporation Dependent Life Insurance
15) Courier Corporation Supplemental Life Insurance
16) Dover Publications Dental Plan
17) Courier Corporation Group Dental Plan
18) Courier Corporation FSA Plan
19) NY State Disability Benefits Plan

-Withdrawal Liability	- Courier Stoughton incurred employer withdrawal liability owed to the

GCC/IBT National Pension Fund due to the plant closure in April 2011. Withdrawal liability payments over a 20-year period, beginning September 2011 and concluding August 2031 are $13,613.12 per month.

-Multi-Employer Plan Reorganizations	- In addition, rehabilitation plans have been adopted for both the Graphic Communications International Union -Employer Retirement Fund, and the Bindery Industry Employer GCC/IBT Pension Fund.

-Single Employer Plan Funding	- Dover Publications, Inc. Retirement Income Plan is not fully funded. The projected benefit obligation as of September 2014 was $2.8M, while the fair value of plan assets was $2.0M.

3.15 Environmental and Regulatory Compliance	-No exceptions

-Real Properties owned or leased fiscal year ended September 27, 2014	-Refer to Borrower’s Form 10-K for the year ended September 27, 2014

3.16 Labor Relations	-Press, prepress, and bindery employees at our Philadelphia facility are represented by the GCC/IBT

-Union Labor Convention agreement from the printing union known as EAA which represents employees of Digital Page Grafica e Editora S.A. and Courier Technologia em Servicos Graficaos Ltda

3.17 Contracts with Affiliates, Etc.	-Loan in the amount of R$839,009.25 from Digital Page Graphica E Editora S.A. to Walter Filho. Walter is the owner of 40% of the outstanding equity interests of Digital Page.

3.18 Subsidiaries	-Refer to Exhibit F

5.6 Guaranties	-No exceptions

5.7 Restrictions on Liens

Listed encumbrances:	- see Disclosure Section 3.5

5.19 Transactions with Affiliates	- see Disclosure Section 3.17

EXHIBIT C

EXISTING INDEBTEDNESS

Refer to Courier Corporation’s September 27, 2014 Form 10-K:

Long-term debt of the Company and its consolidated subsidiaries consisted of the following:

Balance
09/27/14

Obligation under revolving bank credit facility	$24,508,000

Capital Lease Obligation	5,839,000

Total long-term debt	$30,347,000

EXHIBIT D

[Form of Certificate of Chief Financial Officer of Courier]

CERTIFICATE OF CHIEF FINANCIAL OFFICER OF COURIER

(Pursuant to Section 5.1(v) of the Third Amended and Restated Revolving Credit Agreement dated as of December 17, 2014.)

The undersigned chief financial officer of Courier Corporation (“Courier”) HEREBY CERTIFIES THAT:

This Certificate is furnished pursuant to Section 5.1(v) of the Third Amended and Restated Revolving Credit Agreement, dated as of December 19, 2014, among Courier and the other Borrowers named therein (collectively, the “Borrowers”), the Banks party thereto (collectively, the “Banks”), and Citizens Bank, National Association, as Agent and Issuing Bank (the “Agreement”).  Unless otherwise defined herein, the terms used in this Certificate and Schedule 1 annexed hereto have the meanings described in the Agreement.

As required by Section 5.1(i) or (ii) of the Agreement, Consolidated financial statements of the Borrowers and their respective Subsidiaries for the (year) (quarter) ended           , 20   (the “Financial Statements”) prepared in accordance with GAAP (subject, in the case of quarterly statements, to normal year-end audit adjustments) accompany this Certificate.  The Financial Statements present fairly the Consolidated financial position of the Borrowers and their respective Subsidiaries as at the date thereof and the Consolidated results of operations of the Borrowers and their respective Subsidiaries for the period covered thereby.

As required by Section 5.1(i) or (ii) of the Agreement, the Report for the (year) (quarter) ended            , 20   accompanies this Certificate.  The Report reasonably reflects the results of operations of each Borrower and each of its Subsidiaries (subject, in the case of quarterly statements, to normal year-end audit adjustments) on a consistent basis and, in the aggregate, agrees with the Consolidated Financial Statements for the same period.

Schedule 1 attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with the covenants of the Agreement set forth in Sections 5.24 and 5.26, all of which data and computations, to the best of the knowledge and belief of the chief financial officer of Courier (the “Chief Financial Officer”) executing and delivering this Certificate, are true, complete and correct.

The activities of the Borrowers during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer of Courier and/or by employees or agents under his or her supervision.  Based on such review, to the best knowledge and belief of the Chief Financial Officer, during the period covered by the Financial Statements, and as of the date of this Certificate, (a) the Borrowers have, or have caused to have, kept, observed, performed and fulfilled each and every covenant and condition of the Agreement and the other Loan Documents, and (b) no Event of Default and no event which with notice or the passage of time, or both, would become an Event of Default, has occurred or is continuing.(1)

Witness my hand this           day of               , 2014.

COURIER CORPORATION

By:
Title: Chief Financial Officer

(1)  If an Event of Default or an event which with notice or the lapse of time, or both, would become an Event of Default, has occurred or is occurring, this paragraph is to be modified by an appropriate statement as to the nature thereof, the period of existence thereof, and what action the Borrowers have taken, are taking, or propose to take with respect thereto.

Schedule 1 to the Foregoing

Certificate of Chief Financial Officer of Courier

EXHIBIT E

[Intentionally Omitted]

EXHIBIT F

LIST OF SUBSIDIARIES

NAME	PLACE OF INCORPORATION	ADDRESS	JURISDICTIONS
Courier Companies, Inc.	Massachusetts	15 Wellman Ave. North Chelmsford, MA 01863	IL, IN, MA, NJ, NY

Courier Publishing, Inc.	Massachusetts	15 Wellman Ave. North Chelmsford, MA 01863	MA

Courier Kendallville, Inc.	Indiana	2500 Marion Drive Kendallville, IN 46755	IN

Courier Properties, Inc.	Massachusetts	15 Wellman Ave. North Chelmsford, MA 01863	MA

National Publishing Company	Pennsylvania	11311 Roosevelt Blvd. Philadelphia, PA 19154	PA

Courier New Media, Inc.	Massachusetts	15 Wellman Ave. North Chelmsford, MA 01863	MA

Dover Publications, Inc.	New York	31 East 2nd Street Mineola, NY 11501	MA, NJ, NY

Research & Education Association, Inc.	Delaware	61 Ethel Road West Piscataway, NJ 08854	DE, NJ

Moore-Langen Printing Company, Inc.	Indiana	200 Holman Street Terre Haute, IN 47802	IN. IL

Courier International Holdings, LLC	Delaware	15 Wellman Ave. North Chelmsford, MA 01863	DE

FastPencil, Inc.	Delaware	307 Orchard City Drive Campbell, CA 95008	DE, CA, MN

Courier Technologia em Servicos Graficaos Ltda	Brazil	33 Praca Antonio Prado Sao Paulo, Brazil	Brazil

Digital Page Grafica e Editora S.A.	Brazil	901 Rua Urbano Santos Sao Paulo, Brazil	Brazil

Note:  All above subsidiaries are 100% owned by the Courier companies except for Digital Page Grafica e Editora S.A. which is 60% owned by Courier Technologia em Servicos Graficaos Ltda.

EXHIBIT G

FORM OF FLASH REPORT

[See PDF document provided separately and to be attached hereto]

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COURIER CORPORATION, a Massachusetts corporation (“Courier”), COURIER COMPANIES, INC., a Massachusetts corporation (“Companies”), COURIER PUBLISHING, INC., a Massachusetts corporation (“CPI”), COURIER KENDALLVILLE, INC., an Indiana corporation (“Kendallville”), COURIER PROPERTIES, INC., a Massachusetts corporation (“Properties”), NATIONAL PUBLISHING COMPANY, a Pennsylvania corporation (“Publishing”), COURIER NEW MEDIA, INC., a Massachusetts corporation (“New Media”), DOVER PUBLICATIONS, INC., a New York corporation (“Dover”), RESEARCH & EDUCATION ASSOCIATION, INC., a Delaware corporation (“REA”), MOORE-LANGEN PRINTING COMPANY, INC., an Indiana corporation (“M-L”), COURIER INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and FASTPENCIL, INC., a Delaware corporation (“FastPencil”) (collectively the “Borrowers”), CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.) (“Citizens”), KEYBANK NATIONAL ASSOCIATION (“Key”), JPMORGAN CHASE BANK, N.A., (“JPM”), and TD BANK, N.A. (“TD”; and together with Citizens, Key and JPM, the “Banks”), and CITIZENS BANK, NATIONAL ASSOCIATION, in its capacity of administrative agent for the Banks, Issuing Bank (the “Issuing Bank”) and Swing Line Lender (“Swing Line Lender”) (Citizens in its capacity as administrative agent being referred to herein as the “Agent”).

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COURIER CORPORATION, a Massachusetts corporation (“Courier”), COURIER COMPANIES, INC., a Massachusetts corporation (“Companies”), COURIER PUBLISHING, INC., a Massachusetts corporation (“CPI”), COURIER KENDALLVILLE, INC., an Indiana corporation (“Kendallville”), COURIER PROPERTIES, INC., a Massachusetts corporation (“Properties”), NATIONAL PUBLISHING COMPANY, a Pennsylvania corporation (“Publishing”), COURIER NEW MEDIA, INC., a Massachusetts corporation (“New Media”), DOVER PUBLICATIONS, INC., a New York corporation (“Dover”), RESEARCH & EDUCATION ASSOCIATION, INC., a Delaware corporation (“REA”), MOORE-LANGEN PRINTING COMPANY, INC., an Indiana corporation (“M-L”), COURIER INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and FASTPENCIL, INC., a Delaware corporation (“FastPencil”) (collectively the “Borrowers”), CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.) (“Citizens”), KEYBANK NATIONAL ASSOCIATION (“Key”), JPMORGAN CHASE BANK, N.A., (“JPM”), and TD BANK, N.A. (“TD”; and together with Citizens, Key and JPM, the “Banks”), and CITIZENS BANK, NATIONAL ASSOCIATION, in its capacity of administrative agent for the Banks, Issuing Bank (the “Issuing Bank”) and Swing Line Lender (“Swing Line Lender”) (Citizens in its capacity as administrative agent being referred to herein as the “Agent”).

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COURIER CORPORATION, a Massachusetts corporation (“Courier”), COURIER COMPANIES, INC., a Massachusetts corporation (“Companies”), COURIER PUBLISHING, INC., a Massachusetts corporation (“CPI”), COURIER KENDALLVILLE, INC., an Indiana corporation (“Kendallville”), COURIER PROPERTIES, INC., a Massachusetts corporation (“Properties”), NATIONAL PUBLISHING COMPANY, a Pennsylvania corporation (“Publishing”), COURIER NEW MEDIA, INC., a Massachusetts corporation (“New Media”), DOVER PUBLICATIONS, INC., a New York corporation (“Dover”), RESEARCH & EDUCATION ASSOCIATION, INC., a Delaware corporation (“REA”), MOORE-LANGEN PRINTING COMPANY, INC., an Indiana corporation (“M-L”), COURIER INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and FASTPENCIL, INC., a Delaware corporation (“FastPencil”) (Courier, Companies, CPI, Kendallville, Properties, Publishing, New Media, Dover, REA, M-L, Holdings and FastPencil being sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.) (“Citizens”), KEYBANK NATIONAL ASSOCIATION (“Key”), JPMORGAN CHASE BANK, N.A., (“JPM”), and TD BANK, N.A. (“TD”; and together with Citizens, Key and JPM, the “Banks”), and CITIZENS BANK, NATIONAL ASSOCIATION, in its capacity of administrative agent for the Banks, Issuing Bank (the “Issuing Bank”) and Swing Line Lender (“Swing Line Lender”) (Citizens in its capacity as administrative agent being referred to herein as the “Agent”).

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COURIER CORPORATION, a Massachusetts corporation (“Courier”), COURIER COMPANIES, INC., a Massachusetts corporation (“Companies”), COURIER PUBLISHING, INC., a Massachusetts corporation (“CPI”), COURIER KENDALLVILLE, INC., an Indiana corporation (“Kendallville”), COURIER PROPERTIES, INC., a Massachusetts corporation (“Properties”), NATIONAL PUBLISHING COMPANY, a Pennsylvania corporation (“Publishing”), COURIER NEW MEDIA, INC., a Massachusetts corporation (“New Media”), DOVER PUBLICATIONS, INC., a New York corporation (“Dover”), RESEARCH & EDUCATION ASSOCIATION, INC., a Delaware corporation (“REA”), MOORE-LANGEN PRINTING COMPANY, INC., an Indiana corporation (“M-L”), COURIER INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and FASTPENCIL, INC., a Delaware corporation (“FastPencil”) (collectively the “Borrowers”), CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, N.A.) (“Citizens”), KEYBANK NATIONAL ASSOCIATION (“Key”), JPMORGAN CHASE BANK, N.A., (“JPM”), and TD BANK, N.A. (“TD”; and together with Citizens, Key and JPM, the “Banks”), and CITIZENS BANK, NATIONAL ASSOCIATION, in its capacity of administrative agent for the Banks, Issuing Bank (the “Issuing Bank”) and Swing Line Lender (“Swing Line Lender”) (Citizens in its capacity as administrative agent being referred to herein as the “Agent”).

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-

8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:

EXHIBIT I

LIENS

Debtor  = Courier Corporation

15 Wellman Avenue

N. Chelmsford, MA 01863

Secured Parties

Central National-Gottesman Inc.

Three Manhattanville Road

Purchase, NY 10577

Lien is on consigned paper

Mueller Martini Corp.

40 Rabro Drive

Happauge, NY 11788

Lien is on an adhesive binder line installed in October 2014.  Borrowers have paid 90%, and are holding back final 10% ($84,000) until satisfied with its performance.  Borrowers expect the balance to be paid within 30 days.

Fujifilm North America Corp

200 Summit Lake Drive

Vahalla, NY 10595

Lien is on certain consignment materials (i.e., coatings, cleaners)

CIT Equipment Financing Services, Inc.

10201 Centurion Parkway North, Suite 100

Jacksonville, FL 32256

Lien is on a leased Xerox copier.

The Mosaica Group, LLC

N53 W24615 S. Corporate Circle

Sussex, WI 53089

Lien is on manufacturing software to the extent not yet paid.  Borrowers owe approx. $14,000.

Debtor = Courier New Media, Inc.

15 Wellman Ave

North Chelmsford, MA 01863

Secured Party

Central National Gottesman inc.

Three Manhattanville Rd

Purchase, NY 10577

Lien is on consigned paper